UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Republic Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Shareholders

of Republic Bancorp, Inc.

Thursday, April 22, 2021

To our shareholders: You are cordially invited to attend the virtual 2021 Annual Meeting of Shareholders of Republic Bancorp, Inc. The following are details for the meeting:

Date:	Thursday, April 22, 2021
Time:	10:00 A.M., EDT
Place:	Virtual meeting only

Items on the agenda:

1.	To elect fifteen directors;
2.	To, on an advisory basis, vote on the compensation of the Named Executive Officers;
3.	To amend the Bylaws to increase limitations on the authorized number of Directors;
4.	To ratify the appointment of Crowe LLP as the independent registered public accounting firm for 2021; and,
5.	To transact such other business as may properly come before the meeting.
Record date:	The close of business on February 19, 2021 is the record date for determining the shareholders entitled to notice of, and to vote at, the 2021 virtual Annual Meeting of Shareholders.

The Company encourages you to attend the virtual Annual Meeting. To be admitted as a shareholder to the Annual Meeting at www.meetingcenter.io/265018517, you must enter the control number found on your proxy card and the password is RBCA2021.

Your vote is important. For holders of Class A or Class B Common Stock, whether or not you plan to virtually attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in the proxy materials for the virtual Annual Meeting. The enclosed proxy card may be used to vote your stock in connection with the virtual Annual Meeting. While it is not necessary if you have submitted your proxy in advance, you may vote during the virtual Annual Meeting by following the instructions available on the virtual meeting’s website. You will have the ability to submit questions live at the virtual Annual Meeting. The Company will not limit the time allowed to ask questions. Help and technical support for accessing and participating in the virtual meeting will be available by following instructions that will be posted at www.meetingcenter.io/265018517.

Very truly yours,

Steven E. Trager
Chairman and Chief Executive Officer
Louisville, Kentucky
March 12, 2021

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be Held on April 22, 2021.

The proxy statement and annual report to shareholders are available online at www.investorvote.com/RBCAA.

Republic Bancorp, Inc.

601 West Market Street

Louisville, Kentucky 40202

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Republic Bancorp, Inc. (the “Company” or “Republic”). The proxies will be voted at the 2021 virtual Annual Meeting of Shareholders (“Annual Meeting”) of Republic on April 22, 2021 and at any adjournments of the meeting.

This proxy statement, notice of annual meeting, and form of proxy are first being mailed or made available to shareholders on or about March 12, 2021. As used in this document, the terms “Republic,” the “Company,” “we,” and “our” refer to Republic Bancorp, Inc., a Kentucky corporation.

VOTING

Record date. You are entitled to notice of and to vote at the Annual Meeting if you held of record shares of our Class A Common Stock or Class B Common Stock at the close of business on February 19, 2021. On that date, 18,665,370 shares of Class A Common Stock and 2,198,848 shares of Class B Common Stock were issued and outstanding for purposes of the Annual Meeting.

Voting rights. Each share of Class A Common Stock is entitled to one (1) vote and each share of Class B Common Stock is entitled to ten (10) votes. Based on the number of shares outstanding as of the record date, the shares of Class A Common Stock are entitled to an aggregate of 18,665,370 votes, and the shares of Class B Common Stock are entitled to an aggregate of 21,988,480 votes at the Annual Meeting.

Voting by proxy. If you received the Notice of Internet Availability of Proxy Materials, you may follow the instructions on that notice to access the proxy materials and download the proxy and vote online via the Internet. If you request a paper or electronic copy of the proxy materials, the proxy will be mailed or e-mailed to you along with the other proxy materials. If you received a paper copy of this proxy statement, the proxy card is enclosed. If a proxy card is properly executed, returned to Republic and not revoked, the shares represented by the proxy card will be voted in accordance with the instructions set forth on the proxy card. If no instructions are given, the shares represented will be voted (i) “For” the Board of Director nominees named in this proxy statement, (ii) “For” the approval, on an advisory basis, of the compensation of our Named Executive Officers, as disclosed in this proxy statement, (iii) “For” approval to amend the Bylaws to increase limitations on the authorized number of Directors; and (iv) “For” the ratification of Crowe LLP as the Company’s independent registered public accounting firm for 2021. For participants in the Republic Bancorp, Inc. 401(k) Retirement Plan (the “Plan”), the Plan Trustee shall vote the shares for which it has not received voting direction from the Plan participants utilizing the same voting percentages derived from the Plan participants who did direct how their shares are to be voted. The Board of Directors at present knows of no other business to be brought before the Annual Meeting. However, persons named in the proxy, or their substitutes, will have discretionary authority to vote on any other business which may properly come before the Annual Meeting and any adjournment thereof and will vote the proxies in accordance with the recommendations of the Board of Directors.

You may attend the virtual Annual Meeting even though you have executed a proxy. You may revoke your proxy at any time before it is voted by delivering written notice of revocation to the Secretary of Republic, by delivering a subsequent dated proxy, by voting by telephone or online through the Internet on a later date, or by attending the virtual Annual Meeting and voting online.

Shares held in Street Name.  If you hold your shares in a stock brokerage account or if your shares are held by a bank, broker, trustee or other nominee (that is, in “street name”), please follow the voting instructions provided by your broker, bank, trustee or other nominee.  Please note that you may not vote shares held in street name by returning a proxy card directly to Republic, or by voting at the virtual Annual Meeting website unless you provide a “legal proxy,” which you must obtain from your bank, broker, trustee or other nominee.  Each such beneficial owner of Republic shares must email a scan or image of the legal proxy to legalproxy@computershare.com no later than April 20, 2021 at 5:00 p.m., EDT, to be provided a control number, which together with the password RBCA2021, will allow the beneficial owner to be admitted as a shareholder to the Annual Meeting at www.meetingcenter.io/265018517.

Quorum and voting requirements and counting votes. The presence in person or by proxy of the holders of a majority in voting power of the combined voting power of the Class A Common Stock and the Class B Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as being present or represented at the Annual Meeting for the purpose of establishing a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner is otherwise present by proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

The affirmative vote of a plurality of the votes duly cast is required for the election of Directors. All other matters presented at the meeting will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes are not counted as votes cast on any matter to which they relate and will have no impact on the outcome of any matter.

SHARE OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of the outstanding shares of Republic as of February 19, 2021, based on information available to the Company. The Class B Common Stock is convertible into Class A Common Stock on a share-for-share basis. In the following table, information in the column headed “Class A Common Stock” does not reflect the shares of Class A Common Stock issuable upon conversion of Class B Common Stock. Information is included for:

(1)	persons or entities who own more than 5% of the Class A Common Stock or Class B Common Stock outstanding;
(2)	all Directors and Nominees;
(3)	the Chairman and Chief Executive Officer (“CHAIR/CEO”), the Chief Financial Officer (“CFO”), and three other executive officers of Republic, including its subsidiary Republic Bank & Trust Company (the “Bank”), who earned the highest total compensation payout during 2020 (collectively, with the CHAIR/CEO and CFO, the “Named Executive Officers” or “NEOs”); and,
(4)	all Executive Officers (“EOs”), Directors and Nominees of Republic and the Bank as a group.

Except as otherwise noted, Republic believes that each person named below has the sole power to vote and dispose of all shares shown as owned by such person. Please note that the table provides information about the number of shares beneficially owned, as opposed to the voting power of those shares. The amounts and percentages of common stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of February 19, 2021. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities. Included in the amount of common stock beneficially owned are shares of common stock subject to exercisable options or options that will become exercisable within 60 days of February 19, 2021. The calculation of percent owned by each person assumes that all such options held by such person have been exercised. The calculation of percent owned by all Directors, Nominees and Executive Officers as a group assumes that all such options beneficially held by them have been exercised.

Executive Officers, Directors and Nominees as a group (collectively 25 persons) beneficially own 71% of the combined voting power of the Class A and Class B Common Stock which represents 53% of the total number of shares of Class A and Class B Common Stock outstanding as of February 19, 2021 as detailed below:

							Class A and Class B Common
	Class A Common Stock			Class B Common Stock			Stock Combined
Name	Shares		Percent	Shares		Percent	Shares		Percent
Five Percent Shareholders:

Steven E. Trager	8,499,127	(1)	45.5%	1,940,091	(2)	88.2%	10,439,218	(1)(2)	50.0%
601 West Market Street
Louisville, Kentucky 40202

Jean S. Trager	8,398,288	(3)	45.0	1,921,862	(4)	87.4	10,320,150	(3)(4)	49.4
601 West Market Street
Louisville, Kentucky 40202

A. Scott Trager	8,183,055	(5)	43.8	1,956,647	(6)	89.0	10,139,702	(5)(6)	48.6
601 West Market Street
Louisville, Kentucky 40202

Sheldon G. Gilman	7,967,617	(7)	42.7	1,921,862	(8)	87.4	9,889,479	(7)(8)	47.4
500 West Jefferson Street
Suite 2100
Louisville, Kentucky 40202

Teebank Family	7,165,276		38.4	1,753,796		79.8	8,919,072		42.7
Limited Partnership (9)
601 West Market Street
Louisville, Kentucky 40202

Jaytee Properties	750,067		4.0	168,066		7.6	918,133		4.4
Limited Partnership (9)
601 West Market Street
Louisville, Kentucky 40202

BlackRock, Inc.	1,017,729	(10)	5.4	—		—	1,017,729	(10)	4.9
55 East 52nd Street
New York, New York 10055

Directors, Nominees and
Named Executive Officers:

Ronald F. Barnes	513	(11)	*	—		*	513	(11)	*
Campbell P. Brown	375	(12)	*	—		*	375	(12)	*
Laura M. Douglas	300	(13)	*	—		*	300	(13)	*
David P. Feaster	2,334		*	—		*	2,334		*
Craig A. Greenberg	375	(14)	*	—		*	375	(14)	*
Heather V. Howell	375	(15)	*	—		*	375	(15)	*
Ernest W. Marshall, Jr.	175	(16)	*	—		*	175	(16)	*
W. Patrick Mulloy, II	16,636	(17)	*	—		*	16,636	(17)	*
George Nichols, III	58	(18)	*	—		*	58	(18)	*
W. Kenneth Oyler, III	375	(19)	*	—		*	375	(19)	*
Michael T. Rust	3,358	(20)	*	—		*	3,358	(20)	*
Susan Stout Tamme	11,420	(21)	*	—		*	11,420	(21)	*
Andrew Trager-Kusman	—	(22)	*	—		*	—	(22)	*
Mark A. Vogt	17,391	(23)	*	—		*	17,391	(23)	*
Juan M. Montano	18,888	(24)	*	—		*	18,888	(24)	*
William R. Nelson	25,545	(25)	*	—		*	25,545	(25)	*
Logan M. Pichel	8,341	(26)	*	—		*	8,341	(26)	*
Kevin D. Sipes	77,052	(27)	*	—		*	77,052	(27)	*
A. Scott Trager	8,183,055	(5)	43.8	1,956,647	(6)	89.0	10,139,702	(5)(6)	48.6
Steven E. Trager	8,499,127	(1)	45.5	1,940,091	(2)	88.2	10,439,218	(1)(2)	50.0

Directors. Nominees and All
Executive Officers (25 persons):	9,061,170	(28)	48.5%	1,974,876	(28)	89.8%	11,036,046	(28)	52.9%

*      Represents less than 1% of total

(1)	Includes 7,165,276 shares held of record by Teebank Family Limited Partnership (“Teebank”) and 750,067 shares held of record by Jaytee Properties Limited Partnership (“Jaytee”). With respect to Teebank and Jaytee, Steven E. Trager is (i) trustee of a trust that is co-general partner and a limited partner and (ii) co-trustee of a trust that is the other co-general partner and a limited partner of each of these limited partnerships. Steven E. Trager shares voting authority over shares held by both Teebank and Jaytee as a member of each partnership’s voting committee. Trusts for the benefit of, among others, Steven E. Trager’s two children and his mother, are limited partners of both Teebank and Jaytee. Includes 7,478 shares held by Steven E. Trager’s spouse, Amy Trager. Includes 482,945 shares held of record by the Trager Family Foundation, a charitable foundation organized under Section 501(c)(3) of the Internal Revenue Code. Steven E. Trager shares voting and investment power over these shares with Jean S. Trager, Shelley Trager Kusman, and Amy Trager. Also includes 12,085 shares held in Republic’s 401(k) plan.

(2)	Includes 1,753,796 shares held of record by Teebank and 168,066 shares held of record by Jaytee. With respect to Teebank and Jaytee, Steven E. Trager is (i) trustee of a trust that is co-general partner and a limited partner and (ii) co-trustee of a trust that is the other co-general partner and a limited partner of each of these limited partnerships. Steven E. Trager shares voting authority over shares held by both Teebank and Jaytee as a member of each partnership’s voting committee. Trusts for the benefit of, among others, Steven E. Trager’s two children and his mother are limited partners of both Teebank and Jaytee. Also includes 1,215 shares held in Republic’s 401(k) plan.
(3)	Includes 7,165,276 shares held of record by Teebank and 750,067 shares held of record by Jaytee. With respect to Teebank and Jaytee, Jean S. Trager is co-trustee of a trust that is a co-general partner and a limited partner of each of those limited partnerships. Includes 482,945 shares held of record by the Trager Family Foundation, a charitable foundation organized under Section 501(c)(3) of the Internal Revenue Code. Jean S. Trager shares voting and investment power over these shares with Steven E. Trager, Shelley Trager Kusman, and Amy Trager.
(4)	Includes 1,753,796 shares held of record by Teebank and 168,066 shares held of record by Jaytee. With respect to Teebank and Jaytee, Jean S. Trager is co-trustee of a trust that is a co-general partner and a limited partner of each of these limited partnerships.
(5)	Includes 7,165,276 shares held of record by Teebank and 750,067 shares held of record by Jaytee. A. Scott Trager is a limited partner of both Teebank and Jaytee. A. Scott Trager shares voting authority over shares held by both Teebank and Jaytee as a member of each partnership’s voting committee. Includes 51,697 shares held of record by a family trust of which A. Scott Trager is a co-trustee and a beneficiary. Also includes 43,052 shares held in Republic’s 401(k) Plan.
(6)	Includes 1,753,796 shares held of record by Teebank and 168,066 shares held of record by Jaytee. A. Scott Trager is a limited partner of both Teebank and Jaytee. A. Scott Trager shares voting authority over shares held by both Teebank and Jaytee as a member of each partnership’s voting committee. Includes 4,107 shares held of record by a family trust of which A. Scott Trager is a co-trustee and a beneficiary. Also includes 1,190 shares held in Republic’s 401(k) Plan.
(7)	Includes 7,165,276 shares held of record by Teebank and 750,067 shares held of record by Jaytee. Sheldon G. Gilman, as trustee of trusts, is a limited partner of both Teebank and Jaytee. Sheldon G. Gilman shares voting authority over shares held by both Teebank and Jaytee as a member of each partnership’s voting committee. Also includes 39,307 shares held by Sheldon G. Gilman’s spouse.
(8)	Includes 1,753,796 shares held of record by Teebank and 168,066 shares held of record by Jaytee. Sheldon G. Gilman, as trustee of trusts, is a limited partner of both Teebank and Jaytee. Sheldon G. Gilman shares voting authority of both Teebank and Jaytee as a member of each partnership’s voting committee.

(9)	Teebank and Jaytee are limited partnerships of which A. Scott Trager, Andrew Trager-Kusman, and trusts for which each of Steven E. Trager and Sheldon G. Gilman serve as trustees are limited partners. Steven E. Trager is (i) trustee of a revocable trust that is a co-general partner and a limited partner of each partnership and (ii) co- trustee with Jean S. Trager of a trust that is the other general partner and a limited partner of Teebank and Jaytee. Teebank and Jaytee each have voting committees comprised of Steven E. Trager, A. Scott Trager, and Sheldon G. Gilman. These committees direct the voting of the shares held by Teebank and Jaytee. Teebank has a total of 2,201,017 units outstanding, and Jaytee has a total of 2 million units outstanding. The following table provides information about the units of Teebank and Jaytee beneficially owned by Directors, Nominees, Officers, and 5% shareholders of Republic:

	Number of		Percent of Jaytee	Number of		Percent of Teebank
Name	Jaytee Units		Units Outstanding	Teebank Units		Units Outstanding
Jean S. Trager	20,046	(a)	1.0%	20,046	(c)	1.0%
Steven E. Trager	1,908,751	(b)	95.4%	1,956,950	(d)	88.9%
A. Scott Trager	5,293		* %	5,293		* %
Andrew Trager-Kusman	3,232		* %	54,920	(e)	2.5%
Sheldon G. Gilman, Trustee	44,050		2.2%	156,608		7.1%

*	- Represents less than 1% of total
(a)	Includes 20,000 general partner units and 46 limited partner units held by the Jean S. Trager Trust, of which Jean S. Trager and Steven E. Trager are co-trustees.
(b)	Includes 268,130 limited partner and 20,000 general partner units held in a revocable trust and 20,000 general partner units and 46 limited partner units held by the Jean S. Trager Trust, of which Steven E. Trager and Jean S. Trager are co-trustees. Also includes 1,600,575 limited partner units held in trusts for family members, of which Steven E. Trager is trustee.
(c)	Includes 20,000 general partner units and 46 limited partner units held by the Jean S. Trager Trust, of which Jean S. Trager and Steven E. Trager are co-trustees.
(d)	Includes 36,905 limited partner and 20,001 general partner units held in a revocable trust and 20,000 general partner units and 46 limited partner units held by the Jean S. Trager Trust, of which Jean S. Trager and Steven E. Trager are co-trustees. Also includes 1,763,634 limited partner units held in trusts for family members, of which Steven E. Trager is trustee. Also includes 116,364 limited partner units held in an irrevocable trust of which Steven E. Trager’s spouse is co-trustee.
(e)	Includes 54,545 limited partner units held in an irrevocable trust for Andrew Trager-Kusman’s mother of which Andrew Trager-Kusman is co-trustee.
(10)	Based on information disclosed in a Schedule 13G filed by BlackRock, Inc. with the SEC on February 2, 2021. BlackRock, Inc., directly and through its subsidiaries, beneficially owns, and has the sole power to dispose of or direct the disposition of all 1,017,729 of these shares and has the sole power to vote or direct the vote of 968,797 of these shares.
(11)	Does not include 8,034 shares issuable beyond 60 days of February 19, 2021 to Ronald F. Barnes upon vesting in accordance with the terms of the Company’s Non-Employee Director and Key Employee Deferred Compensation Plan.
(12)	Does not include 1,182 shares issuable beyond 60 days of February 19, 2021 to Campbell P. Brown upon vesting in accordance with the terms of the Company’s Non-Employee Director and Key Employee Deferred Compensation Plan.
(13)	Does not include 504 shares issuable beyond 60 days of February 19, 2021 to Laura M. Douglas upon vesting in accordance with the terms of the Company’s Non-Employee Director and Key Employee Deferred Compensation Plan.

(14)	Does not include 13,650 shares issuable beyond 60 days of February 19, 2021 to Craig A. Greenberg upon vesting in accordance with the terms of the Company’s Non-Employee Director and Key Employee Deferred Compensation Plan.
(15)	Does not include 3,863 shares issuable beyond 60 days of February 19, 2021 to Heather V. Howell upon vesting in accordance with the terms of the Company’s Non-Employee Director and Key Employee Deferred Compensation Plan.
(16)	Does not include 1,547 shares issuable beyond 60 days of February 19, 2021 to Ernest W. Marshall, Jr. upon vesting in accordance with the terms of the Company’s Non-Employee Director and Key Employee Deferred Compensation Plan.
(17)	Includes 15,510 shares held jointly by W. Patrick Mulloy, II with his spouse. Does not include 3,853 shares issuable beyond 60 days of February 19, 2021 to W. Patrick Mulloy, II upon vesting in accordance with the terms of the Company’s Non-Employee Director and Key Employee Deferred Compensation Plan.
(18)	Does not include 232 shares issuable beyond 60 days of February 19, 2021 to George Nichols, III upon vesting in accordance with the terms of the Company’s Non-Employee Director and Key Employee Deferred Compensation Plan.
(19)	Does not include 493 shares issuable beyond 60 days of February 19, 2021 to W. Kenneth Oyler, III upon vesting in accordance with the terms of the Company’s Non-Employee Director and Key Employee Deferred Compensation Plan.
(20)	Includes 2,045 shares held jointly by Michael T. Rust with his spouse. Michael T. Rust shares investment and voting power over these shares. Does not include 13,358 shares issuable beyond 60 days of February 19, 2021 to Michael T. Rust upon vesting in accordance with the terms of the Company’s Non-Employee Director and Key Employee Deferred Compensation Plan.
(21)	Does not include 7,215 shares issuable beyond 60 days of February 19, 2021 to Susan Stout Tamme upon vesting in accordance with the terms of the Company’s Non-Employee Director and Key Employee Deferred Compensation Plan.
(22)	Andrew Trager-Kusman owns Jaytee and Teebank units, both individually and through various trusts, as disclosed in Footnote 9.
(23)	Includes 3,000 shares held jointly by Mark A. Vogt with his spouse. Also includes 10,000 shares held in a Delaware Trust. Does not include 4,384 shares issuable beyond 60 days of February 19, 2021 to Mark A. Vogt upon vesting in accordance with the terms of the Company’s Non-Employee Director and Key Employee Deferred Compensation Plan.
(24)	Includes 4,479 shares held in Republic’s 401(k) Plan. Also includes voting rights for 3,000 restricted shares that vest 50% in March 2023 and 50% in March 2024. Also includes 5,250 shares for stock options held by Juan M. Montano that are exercisable within 60 days of February 19, 2021. Does not include 1,757 shares issuable beyond 60 days of February 19, 2021 to Juan M. Montano upon vesting in accordance with the terms of the Company’s Non-Employee Director and Key Employee Deferred Compensation Plan.
(25)	Includes voting rights for 3,000 restricted shares that vest 50% in March 2023 and 50% in March 2024. Also includes 1,333 restricted shares that vest in December 2023. Also includes 2,750 shares for stock options held by William R. Nelson that are exercisable within 60 days of February 19, 2021. Does not include 1,567 shares issuable beyond 60 days of February 19, 2021 to William R. Nelson upon vesting in accordance with the terms of the Company’s Non-Employee Director and Key Employee Deferred Compensation Plan.
(26)	Includes 69 shares held in Republic’s 401(k) Plan. Also includes 8,272 restricted shares that vest in December 2023. Does not include 785 shares issuable beyond 60 days of February 19, 2021 to Logan M. Pichel upon vesting in accordance with the terms of the Company’s Non-Employee Director and Key Employee Deferred Compensation Plan.

(27)	Includes 3,954 shares held in Republic’s 401(k) Plan. Also includes voting rights for 3,000 restricted shares that vest 50% in March 2023 and 50% in March 2024. Also includes 1,333 restricted shares that vest in December 2023. Does not include 1,760 shares issuable beyond 60 days of February 19, 2021 to Kevin D. Sipes upon vesting in accordance with the terms of the Company’s Non-Employee Director and Key Employee Deferred Compensation Plan.
(28)	Includes the shares as described above held by the Directors, Nominees and NEOs, along with an additional 378,531 shares held by other executive officers.

PROPOSAL ONE: ELECTION OF DIRECTORS

Republic’s Board of Directors is comprised of one class of Directors that are elected annually. Each Director serves a term of one (1) year until the 2022 Annual Meeting and until his or her successor is duly elected or qualified. Republic’s Bylaws currently provide for not less than five (5) nor more than fifteen (15) Directors. As set forth below in Proposal Three, the Board of Directors is proposing that the shareholders approve an amendment to the Bylaws increasing the maximum number of directors to eighteen (18). In accordance with the Company’s current Bylaws, the Board of Directors has fixed the number of Directors to be elected at the 2021 Annual Meeting at fifteen (15). The mandatory retirement age for a Director is seventy-two (72). At its November 2020 meeting, the Board of Directors amended the Bylaws to establish that a Director’s age for purposes of mandatory retirement is determined as of December 31 of the year preceding the election.

The Nominating Committee and the Board of Directors have nominated for election as Directors: Steven E. Trager, A. Scott Trager, Andrew Trager-Kusman, Ronald F. Barnes, Laura M. Douglas, David P. Feaster, Craig A. Greenberg, Heather V. Howell, Ernest W. Marshall, Jr., W. Patrick Mulloy, II, George Nichols, III, W. Kenneth Oyler, III, Michael T. Rust, Susan Stout Tamme, and Mark A. Vogt. Each of the nominees is a current member of the Board of Directors of the Company and the Bank with the exception of George Nichols, III who is a member of the Board of Directors of only the Bank.

Non-employee Director Nominees Ronald F. Barnes, Laura M. Douglas, Craig A. Greenberg, Heather V. Howell, Ernest W. Marshall, Jr., W. Patrick Mulloy, II, George Nichols, III, W. Kenneth Oyler, III, Michael T. Rust, Susan Stout Tamme, and Mark A. Vogt would collectively comprise a majority of the Board of Directors, and the Board has determined that each is an “independent director” as defined in Rule 5605(a)(2) of the NASDAQ listing standards. Director Nominee David P. Feaster, while a non-employee Director Nominee, recently retired from the Bank in 2019 and currently provides consulting services. Accordingly, David P. Feaster is not identified as an “independent director.” While the Company is a “controlled company” as defined under the NASDAQ rules and thus is entitled to an exemption from the majority independence rule, the Company has not elected this exemption for its 2021 election of directors but reserves the right to claim this exemption in the future.

Neither the Nominating Committee nor the Board of Directors has reason to believe that any nominee for director will not be available for election or to serve following election. However, if any of the Nominees should become unavailable for election, and unless authority is withheld, the holders of the proxies solicited hereby will vote for such other individual(s) as the Nominating Committee or the Board of Directors may recommend.

The following table details the indicated information for each Nominee and incumbent Director, including service as a director of the Company or its predecessors:

Director Nominees:		Director
Name and Principal Occupation for Past Five Years	Age	Since

Steven E. Trager began serving as both Chairman and CEO of Republic in 2012. He previously served as President and CEO of Republic since 1998. He also currently serves as Chairman and CEO of the Bank. Mr. Trager began his career with the Bank in 1988 as General Counsel.	60	1988

Mr. Trager received his undergraduate degree in finance at the University of Texas at Austin. He received his Juris Doctor degree from the University of Louisville Brandeis School of Law and engaged in the practice of law with the firm of Wyatt, Tarrant & Combs. He has more than thirty years banking experience. In 1994, he provided the leadership resulting in the complex merger and reorganization of the Republic group of multiple banks into a consolidated and more efficient banking structure. He provided the leadership for the Company’s initial public offering. He has direct experience not only in banking, but also in finance, operations, and retail management. He also has leadership and directorate experience in multiple community service organizations. Mr. Trager is past chairman for the Kentucky Bankers Association, the University of Louisville Board of Overseers, the 2016 Fund for the Arts Campaign and Leadership Kentucky, and is a former board member of the Federal Reserve Bank of St. Louis’ Louisville Branch and the Louisville Regional Airport Authority. Mr. Trager currently serves on the Bellarmine University Board of Trustees. Mr. Trager’s past recognition includes the Louisvillian of the Year in 2017, the Lincoln Foundation’s 2018 Spirit of Excellence Award, the Juvenile Diabetes Research Foundation’s Man of the Year in 2003, and recipient of the 2003 Ernst & Young Entrepreneur of the Year Award for the Southern Ohio and Kentucky region. Based on Mr. Trager's experience as a Bank Board Director, his direct banking experience, his proven leadership skills, his education and legal background, his extensive community involvement, his vested interest in the long-term success of Republic as a material equity owner, and his specific experience, qualifications and attributes herein disclosed, the Board has determined that he should continue to serve as a Director.

A. Scott Trager has served as President of Republic since 2012 and was appointed Vice Chairman of Republic in 2017. He previously served as Vice Chairman of Republic from 1994 to 2012. He has served as Vice Chairman of the Bank since 2017.	68	1990

Mr. Trager holds a degree in Business Administration from the University of Tennessee and has spent his entire working career in various finance and banking capacities. He has extensive leadership experience in marketing, operations, and retail branch management. He has extensive community board experience and broad-based community connections in the metropolitan Louisville area. Based on Mr. Trager's experience as a Bank Board Director, his direct banking experience, his proven leadership skills, his educational background, his extensive community involvement and his specific experience, qualifications and attributes herein disclosed, the Board has determined that he should continue to serve as a Director.

Andrew Trager-Kusman has served as Vice President, Managing Director of Corporate Strategies of the Bank since 2016, primarily overseeing strategic initiatives, a new profitability model, and reviewing potential acquisition opportunities. He has served as a Director of Republic since 2019 and a Director of the Bank since 2020.	34	2019

Mr. Trager-Kusman received his undergraduate degree in Finance from Indiana University. From 2012-2015, Mr. Trager-Kusman served as Portfolio Analyst with EJF Capital LLC, an alternative asset manager primarily focused on United States and global financial institutions. In his role at EJF Capital LLC, Mr. Trager-Kusman focused on TARP investments and small bank private equity funds, recapitalizations of struggling institutions, and placement of capital for growth in well-performing banks. He routinely spoke with company management and boards regarding regulatory issues and long-term strategies. Previously, he worked in the U.S. House of Representatives. Mr. Trager-Kusman serves as a trustee for Spalding University, on the JTomorrow Louisville Board, and was part of the Leadership Louisville Bingham Fellows class of 2019. Based on Mr. Trager-Kusman’s experience with the Bank and other entities, experience as a Bank Board Director, his leadership ability, and his specific experience, qualifications, and attributes herein disclosed, the Board has determined that he should continue to serve as a Director.

Ronald F. Barnes is Partner Emeritus with MCM CPA’s & Advisors, LLP. He was a partner with McCauley, Nicolas & Company LLC from 1980-1990 and then managing partner from 1990-2012 until it merged with MCM CPA’s & Advisors, LLP in 2013. He continued as a partner and on the firm’s Executive Committee until he became Partner Emeritus in 2015. He currently works with Meritrust Wealth Management, LLC, an investment group affiliated with MCM. Mr. Barnes is a Certified Public Accountant. Mr. Barnes has served as a Director of the Bank since 2007 and a Director of Republic since 2020.	71	2020

Mr. Barnes earned a Bachelor of Science at Indiana University Southeast. He received his CPA certificate in Indiana in 1975 and in Kentucky in 1993. Mr. Barnes is also credentialed by the AICPA as a Personal Financial Specialist (PFS) and is designated as a Chartered Global Management Accountant (CGMA). Mr. Barnes also served 32 years in the military and rose to the rank of Colonel in the Army Reserves where he has also served as Ambassador as appointed by the Chief of the Army Reserves, Washington, D.C. He has held membership in numerous professional, business, civic and social organizations, including directorships on the boards of the YMCA, Madison Chamber of Commerce, Bridgepoint Goodwill Industries, Community Foundation of Southern Indiana, Leadership Southern Indiana, Boy Scouts of America (Lincoln Heritage Council), and the Venture Club of Louisville. Mr. Barnes has been awarded the Chancellor’s Medallion by the Chancellor at Indiana University Southeast. Based on Mr. Barnes’ experience as a Bank Board Director, his accounting background, his certification as a Certified Public Accountant, his leadership and directorate experience, and his specific experience, qualifications and attributes herein disclosed, the Board has determined that he should continue to serve as a Director.

Director Nominees:		Director
Name and Principal Occupation for Past Five Years (continued)	Age	Since

Laura M. Douglas was employed for 14 years by LG&E and KU Energy LLC and retired as of January 2017. She previously served as Vice President of Corporate Responsibility & Community Affairs of LG&E and KU Energy LLC and as Director of Communications at LG&E. She was appointed as interim co-executive director of Transit Authority of River City in 2020. Ms. Douglas has served as a Director of the Bank since 2004 and a Director of Republic since 2020.	71	2020

Ms. Douglas earned a Bachelor of Arts degree in Political Science from the University of Louisville and a Juris Doctor degree from the University of Louisville Brandeis School of Law. Prior to her employment with LG&E, she held various positions as legal counsel to the Louisville Metropolitan Sewer District and General Counsel and Secretary for the Louisville Water Company. She also held the position of Secretary of the Public Protection and Regulation Cabinet of the Commonwealth of Kentucky for several years. She has served many professional organizations including the Kentucky Bar Association, the American Bar Association, the American Bar Foundation, the Jefferson County Women Lawyers Association, the Law Alumni Council for the Brandeis School of Law, and the Rotary Club of Louisville. Ms. Douglas also serves or has served on numerous boards and commissions, including serving as Chair of the Board of Directors for the Muhammad Ali Center, Chair of the Citizens Commission on Police Accountability, and the Kentucky State University Board of Regents. Based on Ms. Douglas’ experience as a Bank Board Director, her education and legal experience, her professional affiliations and community and civic involvement and her specific experience, qualifications and attributes herein disclosed, the Board has determined that she should continue to serve as a Director.

David P. Feaster is retired and was previously employed by the Bank serving as its Florida Market President from 2016-2019. Prior to that, Mr. Feaster was the CEO, President and Director of Cornerstone Community Bank beginning in January 2009 until Cornerstone merged with Republic Bank. Since 2019, Mr. Feaster has served as a consultant to the Bank. He has served as a Director of the Bank since 2019 and a Director of Republic since 2020.	67	2020

Mr. Feaster has 43 years of banking experience and was a founder, CEO, and President of Signature Bank in St. Petersburg, Florida which was purchased and eventually merged into Whitney National Bank. Mr. Feaster became Area President of Whitney National Bank after the merger. Prior to his association with Signature Bank, Mr. Feaster was an Executive at several banks in Florida including Sun Bank, Bank of America, C&S and he helped open Northern Trust Bank in the Tampa Bay area serving in a Regional Executive capacity. He has been very active in civic affairs. He serves on the board of the Florida Bankers Association, was Chair of the St. Petersburg Area Chamber of Commerce, Chair of the All Children’s Hospital Board, and a member of the St. Petersburg College Banking School Board. Mr. Feaster graduated with honors from the University of Florida with a degree in Business Administration. Based on Mr. Feaster’s experience as a Bank Board director, his extensive banking experience, his significant community involvement and his specific experience, qualifications and attributes herein disclosed, the Board has determined that he should continue to serve as a Director.

Craig A. Greenberg is currently Managing Member of the Greenberg Group, a consulting and investment firm. Until July 2020, he served as President & CEO of 21c Museum Hotels. Mr. Greenberg served in various roles with 21c since its founding in 2007. Mr. Greenberg also served as Counsel with the general legal services law firm of Frost Brown Todd LLC in Louisville, Kentucky until 2017. He has served as a Director of the Bank from 2006 to 2008 and from 2020 until present and has served as a Director of Republic from 2008 to present.	47	2008

Mr. Greenberg is a graduate of the University of Michigan, where he served as Student Government President. He is a Harvard Law School cum laude graduate. He has extensive experience in securing and deploying federal, state, and local tax credits and other incentives in connection with the development of urban revitalization projects across the country. He has direct experience in commercial finance, capital raising, transaction structuring, and the leadership of multi-million-dollar developments. He is active in local civic and charitable organizations. Based on Mr. Greenberg’s experience as a Bank Board Director, his commercial finance and development knowledge, his educational background, including legal knowledge and skills, his extensive community involvement and his specific experience, qualifications and attributes herein disclosed, the Board has determined that he should continue to serve as a Director.

Heather V. Howell has been employed by Brown-Forman Corporation since May 2015 and is currently the Director of Global Innovation and Trademark Development for the Jack Daniel’s Family of Brands. She was Chief Tea Officer of Rooibee Red Tea from June 2010 to May 2015. She has served as a Director of the Bank since 2015 and a Director of Republic since 2020.	47	2020

Ms. Howell is a graduate of Eastern Kentucky University and received her Executive MBA from Bellarmine University. Ms. Howell previously served as CEO for Rooibee Red Tea. In 2014, Ms. Howell helped launch Rooibee Roo, a line of ready-to-drink tea with less calories and sugar for children, which was the first brand extension for Rooibee Red Tea. She has been recognized numerous times on a local, regional, and national scale including the 2013 Ernst & Young E.D.G.E. award as an emerging entrepreneur. In addition, Business First of Louisville honored Ms. Howell with the 2014 Enterprising Woman to Watch award and named her a finalist in 2013 for the Business Leader of the Year award. In addition, Ms. Howell serves on the Greater Louisville Project Board of Directors. Based on Ms. Howell’s experience as a Bank Board Director, her education, her business and entrepreneurial experience, and her specific experience, qualifications and attributes herein disclosed, the Board has determined that she should continue to serve as a Director.

Director Nominees:		Director
Name and Principal Occupation for Past Five Years (continued)	Age	Since

Ernest W. Marshall, Jr. has been employed as an Executive Vice President and Chief Human Resources Officer at Eaton Corporation located in Cleveland, Ohio since July 2018. He was Vice President of Human Resources of GE Aviation at the General Electric Company (“GE”) from August 2013 to April 2018. Mr. Marshall has served as a Director of the Bank since 2017 and a Director of Republic since 2020.	52	2020

Mr. Marshall earned a Bachelor’s degree with a dual major in Accounting and Business Administration from Bellarmine University in Louisville, Kentucky. During his tenure at Bellarmine, he spent two semesters abroad at New College in Oxford, England. He also earned his MBA/J.D. from Indiana University – Bloomington. Prior to his current position at Eaton Corporation, he was employed by GE and its affiliates and divisions in various capacities. Mr. Marshall has been active in Louisville and surrounding communities. He serves on the boards of directors of Bellarmine University, Kindway, and the Rock and Roll Hall of Fame. He was selected by Savoy Magazine as one of 2020’s Most Influential Black Executives in Corporate America, Black MBA magazine in its ’50 under 50’ feature and by Network Journal in its ‘Top 40 under 40’ feature. Based on Mr. Marshall’s experience as a Bank Board Director, his business experience and accomplishments, his extensive civic and community involvement and his specific experience, qualifications and attributes herein disclosed, the Board has determined that he should continue to serve as a Director.

W. Patrick Mulloy, II has been Of Counsel with the law firm of Wyatt, Tarrant & Combs since 2018. He is also the Managing Member of Commodore Capital LLC. From 2006 to 2018, he served as Chairman and CEO of Elmcroft Senior Living, a national provider of senior housing services, headquartered in Louisville, Kentucky. He has served as a Director of the Bank since 2012 and a Director of Republic since 2020.	67	2020

Mr. Mulloy graduated summa cum laude from Vanderbilt University with a Bachelor of Arts degree and an interdisciplinary major in history, economics and philosophy. He received his Juris Doctor degree from the Vanderbilt University School of Law and engaged in the practice of law in a Louisville based law firm from 1978-1992 and again in 1994-1996 in the regional law firm of Greenebaum, Doll & McDonald. From 1992-1994, he served as the Secretary of Finance to the Governor of Kentucky. Prior to his position as CEO of Elmcroft Senior Living, Mr. Mulloy also served as President and CEO of two other senior housing companies, LifeTrust America, Inc, based in Nashville, Tennessee and Atria, Inc. in Louisville, Kentucky. In 2021, Mr. Mulloy became a director for Sharps Compliance Corp., a full-service national provider of comprehensive waste management solutions, including medical, pharmaceutical, and hazardous. Mr. Mulloy is an investor and director of Assembly Healthcare, an ancillary service provider to the senior care industry. Mr. Mulloy also serves as a member of the Board of Trustees of Bellarmine University, a member of the Board of Advisors of Vanderbilt University School of Law, and is the Vice Chair of University of Louisville Health, Inc. Based on Mr. Mulloy’s experience as a Bank Board Director, his managerial and business background, his educational and legal background and his specific experience, qualifications and attributes herein disclosed, the Board has determined that he should continue to serve as a Director.

George Nichols III has been the President and Chief Executive Officer of The American College of Financial Services since November 2018. From 2001-2018, he served in various roles with New York Life Insurance Company including his last role as Executive Vice President, Office of Governmental Affairs and Executive Leadership Program, and was the Commissioner of the Kentucky Department of Insurance from 1996 to 2000. He began serving as a Director of the Bank in 2020.	60	N/A

Mr. Nichols received a Bachelor of Arts in Sociology and Economics from Western Kentucky University and a Master of Arts in Labor Studies from the University of Louisville. While with New York Life he served in the roles of Senior Vice President for Government Affairs, AARP Operations, and Assistant to the CEO & Chairman. Prior to his service as Kentucky Insurance Commissioner he was the Executive Director of the Kentucky Health Policy Board and from 1992-1995 worked for Southeastern Group (Blue Cross/Blue Shield of Kentucky) in Marketing and Product Development. Mr. Nichols serves on the Boards of The American College of Financial Services and its Foundation Board, Western Kentucky University, City Year (a national service program uniting young adults for a year of community service), and the U.S. Chamber of Commerce, and is a member of the National Association of Corporate Directors. He previously served as the President of the National Association of Insurance Commissioners and was recognized as one of the Top 100 Most Influential Blacks in Corporate America by Savoy Magazine in 2012 and 2018. Based on Mr. Nichols’ experience in the financial services sector, his experience as a Bank Board Director, his managerial, business and governmental background, his educational and professional background and his specific experience, qualifications and attributes herein disclosed, the Board has determined that he should serve as a Director.

Director Nominees:		Director
Name and Principal Occupation for Past Five Years (continued)	Age	Since

W. Kenneth Oyler, III currently serves as CEO of OPM Services, Inc., a financial-services and investment firm he founded in 1992 and is an executive in residence for the University of Louisville School of Business. Previously, he was Managing Partner of OPM from 1992 to 2015 and President and CEO of Greater Louisville, Inc. (“GLI”), the Louisville, Kentucky Metro Chamber of Commerce from 2014 to 2020. He serves as Director for Alliance Cost Containment, LLC and Simpak International, LLC. He has served as a Director of the Bank since 2008 and a Director of Republic since 2020.	62	2020

Mr. Oyler received a Bachelor of Science in Commerce (Marketing) and a Master of Business Administration (MBA) from the University of Louisville. Prior to his position at GLI, he served as CEO of OPM Services, Inc. He also served as the Cash Management Officer of Citizens Fidelity (now PNC) Bank and as Treasurer, VP of Finance and CFO of Henry Vogt Machine Co. Mr. Oyler has founded or co-founded twenty businesses in various industries including financial services, real estate, internet access, manufacturing, railway, equipment leasing and consumer research. In 1997, Mr. Oyler co-founded broadband internet provider, High Speed Access Corp. which he took public in 1999. In 2016, he was inducted into the Kentucky Entrepreneur Hall of Fame. Mr. Oyler has extensive experience in leadership roles and directorships, including sixteen chairmanships, with dozens of civic and community organizations, including Leadership Louisville, Metro YMCA, University of Louisville, Metro United Way, Kentuckiana Works, the Metro Police Foundation, and Downtown Development Corp. Based on Mr. Oyler’s experience as a Bank Board Director, his education, his entrepreneurial and business background, his significant civic and community involvement, and his specific experience, qualifications and attributes herein disclosed, the Board has determined that he should continue to serve as a Director.

Michael T. Rust previously served as President of Kentucky Hospital Association (“KHA”), located in Louisville, Kentucky, from 1996 to 2019. He has served as a Director of the Bank from 2001 to 2007 and 2020 to present and has served as a Director of Republic from 2007 to present.	69	2007

Mr. Rust graduated from Glenville State College in West Virginia where he received his undergraduate degree in Business Administration. He received a Master’s degree in Public Health from the University of Tennessee. He serves as a Community Based Faculty Member at the University of Kentucky. In his role as President of the KHA, he has extensive management and regulatory experience. He also has extensive advocacy experience in Washington, D.C. and Frankfort, Kentucky. He is a proven recruiter and organizer and has significant community involvement experience. He has leadership and directorate experience in multiple community service organizations. As a member of the Audit Committee, he can read and understand basic financial statements, such as a balance sheet, income statement, and cash flow statement. Based on Mr. Rust's experience as a Bank Board Director, his managerial and regulatory compliance background, his business and educational background, his extensive community involvement, including governmental affairs and his specific experience, qualifications and attributes herein disclosed, the Board has determined that he should continue to serve as a Director.

Susan Stout Tamme was employed by Baptist Healthcare System, Inc. and is retired as of April 2014. In July of 2013, she was appointed as President of Baptist Health Collaborations. She was formerly in the position of President of the Louisville Market from 2011 to 2013 and she was President and CEO of Baptist Hospital East from 1995 to 2011 and Vice President of Baptist Healthcare System, Inc. She has served as a Director of the Bank from 1999 to 2003 and 2020 to present and has served as a Director of Republic from 2003 to present.	69	2003

Ms. Tamme received an Associate degree in nursing from Eastern Kentucky University, a Bachelor of Science degree in nursing from the University of Louisville, and a Master of Science degree in Health Systems Administration, also from the University of Louisville. She has extensive experience in administration, specifically in broad-based multi-hospital systems and is proficient in working with department heads, clinical staff, and governing regulatory bodies. She has leadership and directorate experience in multiple community service organizations and has received multiple community service awards for excellence and achievement. Based on Ms. Tamme’s experience as a Bank Board Director, her managerial and administrative background, regulatory compliance experience, her extensive community involvement, and her specific experience, qualifications and attributes herein disclosed, the Board has determined that she should continue to serve as a Director.

Director Nominees:		Director
Name and Principal Occupation for Past Five Years (continued)	Age	Since

Mark A. Vogt is an accomplished and insightful leader with over 30 years of experience. He has served as the CEO of Galen College of Nursing since 2004, leading one of the largest nursing colleges in the country with campuses and programs in Louisville, Kentucky; Hazard, Kentucky; Cincinnati, Ohio; San Antonio, Texas; Tampa, Florida; and online. He has served as a Director of the Bank from 2012 to 2016 and 2020 to present and has served as a Director of Republic since 2016.	52	2016

Prior to joining Galen, Mr. Vogt was Chief Operating Officer of a private equity investment group specializing in the education sector. He served as Senior Vice President and Chief Financial Officer of Republic from 1995 to 2000. As CFO, he provided leadership in accounting, finance, treasury, and various operational functions. During his tenure, he was significantly involved in the Company's initial public offering and the sale and acquisition of several business units. Previously, he was employed for five years by the public accounting firm of Deloitte where he provided accounting and consulting services to a wide array of financial service clients. In addition, he has leadership and directorate experience in several national, civic and community organizations. Mr. Vogt meets NASDAQ’s financial knowledge and sophistication requirements and qualifies as an “audit committee financial expert” under SEC rules. Based on Mr. Vogt's experience as a Bank Board Director, his managerial and accounting background, his education and certification as a Certified Public Accountant, his business background, and his specific experience, qualifications and attributes herein disclosed, the Board has determined that he should continue to serve as a Director.

None of the persons placed in nomination, except W. Patrick Mulloy, II who is a director for the NASDAQ-listed Sharps Compliance Corp., currently holds or has in the past five (5) years held any directorships in any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, as amended.

Republic’s Directors were elected at the most recent Annual Meeting held on April 23, 2020, to a one (1) year term. The Company’s executive officers are recommended by the Chairman and CEO, Steven E. Trager, and are subsequently approved by the Compensation Committee and formally approved by the Board of Directors. Executive Officers hold office at the discretion of the Board of Directors. Thirteen of the fifteen directors attended the 2020 Annual Meeting.

Steven E. Trager and A. Scott Trager are cousins. Steven E. Trager is Andrew Trager-Kusman’s uncle.

The Board of Directors recommends that shareholders vote “FOR” all of the proposed Board of Director Nominees named in this proxy statement.

The Board of Directors and its Committees

The Board

Each Director is expected to devote sufficient time, energy, and attention to ensure diligent performance of his or her duties and to attend all meetings of the shareholders, the Board, and the Board committees to which they are appointed. The Board of Directors held six (6) regularly scheduled board meetings in 2020. Each of the incumbent Directors attended at least 75% of the total number of meetings of the Board of Directors and the meetings held by committees on which such directors served during their respective terms of service in 2020. Also, some selected Company Directors were paid a committee fee for attending certain Bank committee meetings. Directors that are also employees of the Company or the Bank are not paid for attending Board or committee meetings.

The Company believes it has been in the best interest of shareholders that the Chairman and CEO positions have been combined and that such combination has had no negative effect on the operation and direction of the Company. Given Steven E. Trager’s extensive experience in banking and leadership with the company, this current structure allows the independent Directors to concentrate on the oversight of the Company without the added burden of also addressing what are normally less material day-to-day managerial concerns. As a matter of succession planning, the Company continues to evaluate whether or not splitting the positions between two persons will be a viable preferred alternative in the future. As discussed in more detail below, the Bank entered into an agreement in 2020 to employ Logan M. Pichel as the Bank’s President. That agreement provides that if Mr. Pichel is not appointed to the position of CEO of the Bank by January 1, 2022, Mr. Pichel may terminate his employment with “good reason,” as defined in the agreement. Mr. Pichel’s appointment as CEO would result in the division of duties between the Chairman and CEO positions with Mr. Trager remaining the Chairman.

In November 2020, the Company’s independent directors appointed Mark A. Vogt as the lead independent director. The independent directors meet privately at least twice per year following a regularly scheduled Board meeting, may set additional independent director meetings, and have the authority to request to speak with any officer or other employee of the Company or the Bank. They also have direct access to and the authority to retain, at the Company’s expense, any outside auditors, accountants or attorneys at their discretion.

While the Company’s Board of Directors is ultimately responsible for risk oversight, selected committees of the Company’s Board and the Bank’s Board play an important role in assisting the Company’s Board of Directors in fulfilling its oversight responsibilities. The Company’s Board of Directors analyzes enterprise risk at its regularly scheduled Board meetings and more specifically as described below through the Company’s Audit Committee, the Company’s Compensation Committee, and the Bank’s Enterprise Risk and Community Reinvestment Act Committee. The Company’s Board of Directors and the Bank’s Board of Directors receive regular and timely reports from management and the chairpersons of these committees, as appropriate.

As stated in more detail below, the Audit Committee is responsible for oversight of the Internal Audit function and regularly reviews risks associated with insurance, credit, debt, financial, accounting, legal, operational, reputational, compliance, third-party, information technology security, and other risk matters involving the Company and the Bank.

The Company’s Compensation Committee considers risks related to succession planning and approves the Company’s Succession Plan. The Compensation Committee also considers risks related to the attraction and retention of critical employees and risks relating to the Company’s incentive compensation programs and contractual employee arrangements. In addition, the Compensation Committee reviews compensation and benefit plans affecting employees generally, in addition to those applicable to NEOs.

In November 2020, the Bank decided that effective January 1, 2021 it would combine the Compliance and Community Reinvestment Committee and the IT Steering Committee to form the Bank’s Enterprise Risk and Community Reinvestment Act Committee (“ERCRA”) to perform the following functions:

-	The ERCRA oversees and monitors the Bank’s enterprise risk management practices. This includes oversight of the Bank’s Compliance Management Program including its Compliance Management System. The ERCRA also monitors the consumer compliance, bank secrecy/anti-money laundering, and community reinvestment activities of the Bank, including compliance with applicable laws and regulations, and compliance with all related orders and agreements entered into between the Bank or the Company and their respective Board of Directors with any regulatory supervisory agency.
-	The ERCRA is responsible for the oversight of the Third-Party Management Program of the Company and the Bank. The Third-Party Management Committee reviews and approves due diligence completed by the Company’s management responsible for third-party relationships with the Company and the Bank. Reports concerning the Third-Party Management Program and any significant third-party arrangements are provided through the ERCRA on a regular basis to the Company’s and the Bank’s Board of Directors. The ERCRA also monitors the enterprise risk management of the Company and Bank. Management’s Enterprise Risk Management Committee identifies and assesses risk and strategies to control the risk and address potential threats to the success of the Enterprise Risk Management Program with reports to the ERCRA. In addition, the ERCRA monitors management’s business continuity and disaster recovery planning activities through review of Business Continuity and Disaster Recovery Planning reports.
-	The ERCRA assists the Bank’s Board of Directors with monitoring the Bank’s information technology and security plans, policies, and major expenditures, in addition to compliance with information security and technology risk management requirements. Reports from the Information Security Officer about internal and external threats and cyber risks that could result in unauthorized disclosure, misuse, alteration, or destruction of data or information systems are reviewed by the Bank’s ERCRA.

Committees of the Company’s Board of Directors

The Company’s Board has three (3) standing committees to facilitate and assist the Board in the execution of its responsibilities. The Board committees consist of the Audit Committee, the Compensation Committee, and the

Nominating Committee. In accordance with NASDAQ listing standards, the Board determines that each of the Board committee members meets the definition of “independent director” and satisfies the NASDAQ listing standards for service on the Board committees on which each serves. In making these determinations, the Board considers all relevant factors.

Charters for each Board committee, as well as the Code of Conduct and Ethics Policy, are available on the Company’s website at www.republicbank.com. The information contained on Republic’s website is not incorporated by reference in, or considered to be a part of, this proxy statement.

The table below details current membership for each of the standing Board committees:

Audit Committee	Compensation Committee	Nominating Committee
Laura M. Douglas
Ronald F. Barnes	Craig A. Greenberg*	Heather V. Howell
Craig A. Greenberg	Ernest W. Marshall, Jr.	Ernest W. Marshall, Jr.
Michael T. Rust	Susan Stout Tamme	Susan Stout Tamme
Mark A. Vogt, CPA*	Mark A. Vogt	Mark A. Vogt*

*	Denotes Committee Chair

The Audit Committee held eight (8) meetings during 2020. Due to the retirement of Audit Committee Chair, R. Wayne Stratton at the 2020 Annual Meeting, the Company’s Board of Directors evaluated the credentials of and designated and appointed Mark A. Vogt, CPA, as Chair of the Audit Committee and as the “audit committee financial expert” as required by Section 407 of the Sarbanes-Oxley Act of 2002.

The Company’s Board of Directors adopted a written charter for the Audit Committee, which sets out the functions and responsibilities of the Audit Committee. As described in the charter, the Audit Committee, among other things, is directly responsible for the selection, oversight and compensation of the Company’s independent registered public accounting firm. It is also responsible for the oversight of the accounting and financial reporting processes of the Company, audits of the financial statements and pre-approval of any non-audit services of the independent registered public accounting firm. The Audit Committee is responsible for making recommendations to the Company’s Board of Directors with respect to: the review and scope of audit arrangements; the independent registered public accounting firm’s suggestions for strengthening internal accounting controls; matters of concern to the Audit Committee, the independent registered public accounting firm, or management relating to the Company’s consolidated financial statements or other results of the annual audit; the review of internal accounting procedures and controls with the Company’s financial and accounting staff; the review of the activities and recommendations of the Internal Auditor; and the review of the consolidated financial statements and other financial information published by the Company. Auditors for the Company are required to report directly to the Audit Committee. The Audit Committee is required to pre-approve all audit and permitted non-audit services provided by the Company’s independent registered public accounting firm.

The Audit Committee has recommended, and the Board of Directors has approved and adopted, a Code of Conduct and Ethics Policy that applies to all Directors, Officers, and employees of the Company and the Bank. The Company intends to post amendments to, or waivers from, its Code of Conduct and Ethics Policy, if any, on its website.

The Compensation Committee held seven (7) meetings during 2020. The Compensation Committee makes recommendations to the Company’s Board of Directors as to the amount and form of NEO compensation and stock incentive awards, if any. The Compensation Committee also reviews and approves the Company’s and the Bank’s Management Succession Plan on an annual basis. The Compensation Committee, in addition to other Bank committees, has reviewed the Company’s incentive plans in accordance with the recommendations in applicable regulatory guidance. The CHAIR/CEO utilized the services of a compensation consultant, Robert B. Jones from Innovative Compensation and Benefits Concepts, when making several compensation recommendations to the Compensation Committee during 2020, including the compensation for the President, Logan M. Pichel, who began working for the Bank on June 15, 2020. Mr. Jones has extensive experience working on compensation planning and consulting for over 100 companies, including banking, manufacturing, technology, retail, insurance, real estate, pharmaceutical and not-for-profit organizations. In addition, the CHAIR/CEO also utilized the services of Mr. Jones in developing a Long-Term Incentive Program providing a structure for equity awards and change in control agreements, which the Bank awarded several NEOs and other executive officers in January 2021. The Compensation Committee, the Board, the Company, and

management did not otherwise utilize the services of an independent compensation consultant during 2020, nor do any of them have any current arrangements with any compensation advisors or consultants. The CHAIR/CEO makes recommendations to the Compensation Committee with respect to all NEO compensation, including his own.

The Nominating Committee held one (1) meeting in 2020. In 2021, the Nominating Committee and the Company’s Board of Directors approved the director nominees to be considered for election at the Annual Meeting. As discussed above, all Director Nominees for 2021 served as Company and/or Bank Directors during 2020. No candidates for Director Nominees for the 2021 Annual Meeting election of Directors were submitted to the Nominating Committee or the Company’s Board of Directors for consideration by any non-management shareholder.

The Nominating Committee will consider candidates for director nominees at the 2022 Annual Meeting properly put forth by shareholders. Shareholders should submit such nominations, if any, to the Company’s Secretary, at 601 West Market Street, Louisville, Kentucky 40202, along with the information required in the Bylaws, no later than January 22, 2022. The Nominating Committee will consider candidates who have a strong record of community leadership in the Company’s and the Bank’s markets. Candidates should possess a strong record of achievement in both business and civic endeavors, possess strong ethics, and display leadership qualities including the ability to analyze and interpret bank financial statements and regulatory requirements, the competence to evaluate endeavors of an entrepreneurial nature and be able to attract new Company banking relationships. Board diversity is also considered, although the Company does not have a formal diversity policy. Recommendations of the “Trager Family Members” (generally defined to include Steven E. Trager and Jean S. Trager and their descendants, companies, partnerships, or trusts in which they are majority owners or beneficiaries) as well as prior service and performance as a Director will also be strongly considered. The Company does not pay a third-party to assist in identifying and evaluating Director Nominees, but the Company does not preclude the potential for utilizing such services, if needed, as may be determined at the discretion of the Nominating Committee. No candidate that was recommended by a beneficial owner of more than five percent (5%) of the Company’s voting Common Stock was rejected. The “Trager Family Members” recommended all Director Nominees submitted to the Nominating Committee and the Company’s Board of Directors. No other shareholders submitted a recommendation for a Director Nominee for 2021.

Thirteen of the fifteen Company Directors attended the 2020 Annual Meeting. All Company Directors and Director Nominees are requested to attend and are expected to attend the 2021 Annual Meeting.

Hedging Transactions Prohibited

The Company has an insider trading policy that, among other things, prohibits all of its employees (including officers) and Directors from engaging in hedging transactions in the Company’s shares. Hedging transactions can be accomplished through a number of ways, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds. Such transactions may permit a Director, officer or employee to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, Directors, officers and employees are prohibited from engaging in any hedging transactions.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee, which is comprised of five independent Company directors, is responsible for approving the compensation of the Company’s Named Executive Officers (“NEOs”) and NEO compensation policies. The Compensation Committee also recommends the appointment of the Company’s and the Bank’s other executive officers (“EOs”). The Compensation Committee’s determinations are routinely subsequently approved by the Company’s and the Bank’s Board of Directors without change. The Company does not separately compensate its NEOs, all of whom are EOs of the Company’s sole banking subsidiary, the Bank, and are compensated directly by the Bank for their services.

Following is a list of the Company’s 2020 NEOs along with other pertinent information:

Named				Immediate		Proposer of 2021
Executive		Company	Bank	Supervising	Area of	Compensation
Officer	Age	Office	Office	Executive	Management	Package (1)
Steven E. Trager (CHAIR/CEO)	60	Chairman and Chief Executive Officer	Chairman and Chief Executive Officer	N/A	Company and Bank	CHAIR/CEO
Logan M. Pichel (PRES)	56	N/A	President	CHAIR/CEO	Bank	CHAIR/CEO
Kevin D. Sipes (CFO)	49	Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer	CHAIR/CEO	Company and Bank	CHAIR/CEO
William R. Nelson (PRES/RPG)	57	N/A	President of Republic Processing Group	CHAIR/CEO	Republic Processing Group	CHAIR/CEO
Juan M. Montano (EVP/CMBO)	51	N/A	Executive Vice President and Chief Mortgage Banking Officer	PRES	Core Bank, Warehouse Lending Segment, and Mortgage Banking Operations	PRES

N/A–Not Applicable

(1)	All NEO compensation packages are subject to the discretion of the CHAIR/CEO and approval of the Compensation Committee.

Objectives of the Company’s Compensation Program. The purpose of the Company’s Compensation Program is to establish and maintain suitable financial compensation and financial rewards for job performance that principally focus on the degree to which the Company’s profit objectives, as outlined in the Company’s budget, have been met or substantially met. Other goals are assigned and attributed to certain NEOs in the primary areas of loan and deposit growth, loan loss control, risk management, regulatory control, customer service, product development, and operations.

In deciding to generally continue with the Company’s existing compensation practices, the Compensation Committee considered that holders of approximately 99% of the votes cast on an advisory basis at the Company’s 2019 Annual Meeting of Shareholders approved the compensation of the Company’s NEOs. As set forth in Proposal Two, shareholders have the opportunity to cast their advisory vote on executive compensation at the 2021 Annual Meeting of Shareholders. The Company’s current policy is to hold this advisory vote every two years.

Compensation Elements. The Company’s Compensation Program has four (4) principal elements: Base Salary Compensation Program, Bonus Incentive Compensation Program, Stock Incentive Program, and Non-Employee Director and Key Employee Deferred Compensation Plan. The Base Salary Compensation Program and the Company’s Bonus Incentive Compensation Program are annual programs. Stock incentives under the Stock Incentive Program may be awarded at any time during the year to some or all Company NEOs, subject to the recommendation of the CHAIR/CEO and the approval of the Compensation Committee and the Board of Directors. For a description of the Non-Employee Director and Key Employee Deferred Compensation Plan, see the accompanying description in the “Nonqualified Deferred Compensation” table herein.

In addition to the four elements listed above, some NEOs, based on their respective participation, may be included in the Company’s Acquisition Bonus Plan. The Company’s Acquisition Bonus Plan provides for a bonus payout for the achievement of profit objectives based solely on the profitability of the Company’s acquisitions, as may be applicable.

NEOs also participate in Company-wide employee benefit plans and typically are rewarded, as part of their base compensation, additional selected customary business-related perquisites such as, by way of example, car allowances and country club memberships.

Purpose of the Company’s Compensation Elements.

Base Salary Compensation Program. The primary purpose of the Base Salary Compensation Program component of the Company’s Compensation Program is to provide base compensation for ordinary living expenses. The Company wants to provide its NEOs with a base salary that supports a reasonable lifestyle that is comparable to their high and visible standing in the community, one that supports the demands from the community given that standing and their community visibility, and one that also provides reasonable compensation for the performance of their duties and responsibilities directly associated with their NEO status.

Bonus Incentive Compensation Program. Bonus Incentive Compensation Program goals, in terms of both incentives to be paid and Gross Operating Profit (“GOP”) profit goals, are set at the beginning of the Company’s fiscal year (except for the PRES/RPG whose goals are set later in the fiscal year) by the Compensation Committee and are used to provide the NEOs and EOs with incentives to improve both short-term and long-term Company performance.

Stock Incentive Program. Stock Incentive Program compensation awards are also granted from time to time to provide the NEOs and EOs with incentives to maximize the Company’s GOP, as well as to provide retention incentives.

Non-Employee Director and Key Employee Deferred Compensation Plan. Similarly, matching contributions made for NEOs and EOs pursuant to the Non-Employee Director and Key Employee Deferred Compensation Plan are designed to provide retention incentives.

Acquisition Bonus Plan. Acquisition Bonus Plan awards are granted to incentivize NEOs, EOs, and other Company employees to maximize Company earnings and to implement target integration components relating to acquisitions, such as timely and accurate system conversions, in order to maximize operational efficiencies associated with acquisitions.

Establishment of Compensation Levels.

The Company’s compensation elements are designed to be generally competitive with similar employment opportunities or positions in similarly sized companies. GOP for the total Company is a central metric in determining most NEO compensation. GOP is defined as “income before income tax expense” in accordance with generally accepted accounting principles (“GAAP”). The Compensation Committee has not historically relied on benchmarking to determine its compensation elements; rather, the Compensation Committee has given strong consideration to, and has not historically deviated from, the recommendations of the CHAIR/CEO. While the CHAIR/CEO’s recommendations generally are based upon his individual judgment, in 2020, the CHAIR/CEO engaged and used the services of a compensation consultant, Robert B. Jones from Innovative Compensation and Benefits Concepts, when making several compensation recommendations, including the compensation for the PRES and the structure of equity awards designed to provide long-term incentives, which the Company awarded to the CFO, PRES/RPG, and other executive officers in January 2021. The Compensation Committee annually reviews various peer data to determine if compensation levels are within reasonable ranges as compared to those benchmarks. In 2020, the Compensation Committee made no additional compensation adjustments from the CHAIR/CEO’s recommendations based on the peer data reviewed. The Compensation Committee has not directly engaged a third-party executive compensation consultant.

The CHAIR/CEO makes specific executive compensation recommendations to the Compensation Committee on all NEO compensation elements, including his own. The CHAIR/CEO will recommend his own compensation, which, if reasonable in the subjective judgment of the Compensation Committee, is normally and historically accepted and approved by the Compensation Committee and ultimately the Board of Directors without modification. If the Company’s financial performance is deemed acceptable in the view of the CHAIR/CEO, regardless of whether or not the

Company’s GOP goals are met, annual increases to base salary are typically, but not always, granted in response to generally recognized cost of living factors and as a reward for acceptable performance. While the Compensation Committee considers cost of living adjustments when evaluating base salary, such adjustments are not automatic, but are also dependent on satisfactory earnings and other performance factors. The Compensation Committee does not apply any particular formula or measurement in making these determinations. The Compensation Committee used its collective judgment and considered the recommendations of the CHAIR/CEO in determining base salary levels for 2020 and 2021. Going forward, the Compensation Committee will continue to make its determinations by using its collective judgment and by considering the recommendations of the CHAIR/CEO. It will continue not to apply any particular formula or measurement regarding base salary, but the degree to which the Company’s GOP budget goals are attained remains a primary consideration in all compensation decisions.

The Compensation Committee or the CHAIR/CEO is authorized to recommend adjustments in the terms and conditions of, and the criteria included in the achievement of, the Bonus Incentive Compensation Program.  The CHAIR/CEO can make the recommendations to the Compensation Committee in recognition of unusual, extraordinary, or non-recurring events.  These events affecting the performance of the NEO, the Company, or the financial statements of the Company could include:

●	acquisitions and dispositions of businesses and/or assets;
●	a health or an environmental crisis;
●	changes in applicable laws, regulations, accounting principles, tax rates, or business conditions;
●	unpredicted changes in economic and business conditions;
●	personal performance of the NEO; and
●	any other circumstances deemed relevant.

As previously stated, the compensation of the NEOs is principally recommended by the CHAIR/CEO with consideration of the recommendations of each NEO’s immediate supervising executive. These recommendations, if reasonable in the subjective judgment of the Compensation Committee, are also normally and typically accepted and approved by the Compensation Committee and ultimately the Board of Directors without modification. The Board of Directors upon recommendation by the Compensation Committee approves all NEO base salary and incentive bonus compensation.

The Company’s Base Salary Compensation Program.  Upon the recommendation of the CHAIR/CEO, the Compensation Committee approved the annual base salaries for the NEOs for 2020 along with their respective percentage increases over the prior year as shown in the table below. These base salary increases for 2020 were effective January 27, 2020 for all NEOs except for the PRES/RPG; his increase was effective July 27, 2020.

Named Executive Officer	2020 Salary	Approximate % Increase Over Prior Year
Steven E. Trager (CHAIR/CEO)	$425,000	7.9%
Kevin D. Sipes (CFO)	$354,055	3.0%
William R. Nelson (PRES/RPG)	$378,750	0.0%
Juan M. Montano (EVP/CMBO)	$326,863	3.0%

On April 24, 2020, the Bank entered into an employment agreement (“Employment Agreement”) with Logan M. Pichel to serve as President (the “PRES”) of the Bank beginning on June 15, 2020. The Employment Agreement’s initial term ends on December 31, 2021, with automatic annual renewals thereafter for successive one-year periods unless either party elects not to renew by providing written notice to the other party at least 60 days prior to the expiration of the then-current term. The Employment Agreement provides for a starting annual base salary of $650,000, a guaranteed bonus payout of $325,000 on March 12, 2021 with respect to 2020, provided that the PRES is an employee of the Bank on that date, a $75,000 relocation payment, a target bonus potential of $500,000 for the 2021 calendar year and thereafter, and provision of benefits made available to other executive officers. As discussed in the “Company Stock Incentive Plan and Non-Employee Director and Key Employee Compensation Plan”, and the “Post-Employment Compensation” sections below, the PRES’s Employment Agreement also contains equity compensation, severance and change of control components. The terms and compensation components of the Employment Agreement were negotiated at arm’s length between the CHAIR/CEO and PRES and then approved by the Compensation Committee and the Board upon the recommendation of the CHAIR/CEO. Due to the PRES’s hire date of June 15, 2020 and the PRES being employed by the Bank for only half of 2020, the Company did not include the PRES’s compensation on the tables in this section.

Upon the recommendation of the CHAIR/CEO, the Compensation Committee approved the annual base salaries for the NEOs for 2021, based on 2020 performance and other competitive factors, along with their respective percentage increases over the prior year as shown in the table below. All base salary increases, except for the PRES/RPG, were effective January 25, 2021. The PRES/RPG will be evaluated in mid-year 2021, based primarily on the performance of the RPG business operations from October 1, 2020 to September 30, 2021.

Named Executive Officer	2021 Salary	Approximate % Increase Over Prior Year
Steven E. Trager (CHAIR/CEO)	$435,625	2.5%
Kevin D. Sipes (CFO)	$359,366	1.5%
William R. Nelson (PRES/RPG)	$382,538	1.0%
Juan M. Montano (EVP/CMBO)	$335,035	2.5%

The Company’s Bonus Incentive Compensation Program. The Bonus Incentive Compensation Program is designed to reward those individuals who contribute through their own performance and their influence on others to achieve and exceed the Company’s financial goals, and to a lesser extent, other goals that target performance in areas required to run a successful banking operation. GOP for the total Company remains the central and most important metric in evaluating and determining most NEO compensation for the Bonus Incentive Compensation Program.

The amount of incentive compensation or bonus actually awarded to the NEOs is determined by the Compensation Committee and the Board of Directors. The “Entry Level” and “Maximum Level” budget goals are designed to be a challenge to meet, particularly for the “Maximum Level” performance tier, but the budget goals and the tiers associated with those goals are not set so as to be impractical or impossible to achieve. The CHAIR/CEO may recommend adjustments to the GOP for any income or expense items which he considers to be unusual, extraordinary, or non-recurring in nature. Such adjustments may impact the compensation of the NEOs and EOs, as approved by the Compensation Committee and the Board of Directors. The PRES/RPG and EVP/CMBO are evaluated based on the GOP of their individual operating units. The Company’s budgeted goals should not be relied upon by any investor or shareholder as an indication of management’s prediction of its future financial performance.

The Company’s Bonus Incentive Compensation Program for employees, including NEOs, is flexible in design and considers factors beyond the control of any NEO in determining the amount of compensation to be paid to a particular NEO in any given year. If the applicable GOP or non-GOP related goals are not fully achieved, then, as previously disclosed, a percentage of a potential incentive payout may be awarded based on intervening factors, such as economic factors, regulatory changes impacting profit objectives, or management decisions that may impact current profitability, normally made in return for the potential for greater long-term profitability. A percentage of the total bonus potential may be awarded to the NEOs even if the “Entry Level” budget goals for incentive compensation purposes are not fully achieved. Pursuant to the bonus agreement with each NEO, the Bonus Incentive Compensation Program potential is subject to amendment, either upward or downward, at the discretion of the CHAIR/CEO, subject to the approval of the Compensation Committee and ultimately the Board of Directors.

During 2020, the COVID-19 pandemic negatively impacted the Company’s overall results of operations on a net basis. Despite the challenges of the pandemic, the Company’s performance in several business units was historically strong. The Company was not forced to furlough any employees, did not initiate a reduction in force, or impose any employee pay cuts during 2020 as a result of the pandemic. Conversely, in recognition of the employees’ hard work and dedication, the Company awarded a $500 bonus to its employees at levels below vice president. In addition, for determining bonus payouts for all employees whose incentive compensation was tied to Total Company, Core Bank, and/or RPG GOP, the Company made adjustments to those GOPs and awarded 2020 bonus payouts in alignment with the NEOs’ programs described below.

For 2020, the Bonus Incentive Compensation Program awards for the NEOs and related factors are outlined in the table below:

Named		Entry	Maximum	Incentive	Percent of	Incentive
Executive	Performance	Level	Level	Payout	Payout Potential	Payout
Officer	Criteria	Goal	Goal	Potential	Awarded	Award

Steven E. Trager (CHAIR/CEO)	Total Company GOP	Achieved, as adjusted	Not Achieved	$250,000	70%	$175,000

Kevin D. Sipes (CFO)	Total Company GOP	Achieved, as adjusted	Not Achieved	$140,000	70%	$122,500

William R. Nelson (PRES/RPG)	RPG GOP	Substantially Achieved, as adjusted	Not Achieved	$360,000	58%	$210,000

Juan M. Montano (EVP/CMBO)	1. Warehouse Lending	N/A	Achieved	$175,000	100%	$175,000
	2. Mortgage Lending	N/A	Achieved	$100,000	100%	$100,000

Bonus Incentive Compensation Program Award for CHAIR/CEO and CFO based on Total Company GOP. The incentive bonus compensation potential for the CHAIR/CEO and the CFO is tied to the Total Company GOP. For 2020, the GOP objectives for the CHAIR/CEO and the CFO were the following:

●	to achieve 70% of the bonus compensation potential (the “Entry Level” objective), the GOP goal was set at $111.5 million;
●	to achieve 85% of the bonus compensation potential (the “Mid-Level” objective), the GOP goal was set at $114.5 million; and
●	to achieve 100% of the bonus compensation potential (the “Maximum Level” objective), the GOP goal was set at $117.5 million.

In 2020, the higher “Maximum Level” budget goal for the CHAIR/CEO and the CFO, which usually results in the full NEO bonus potential being awarded, was not achieved. The CHAIR/CEO recommended, and the Compensation Committee approved, consistent with the program for all employees whose incentive compensation is tied to Total Company and Core Bank GOP, the following adjustments to the 2020 Total Company GOP for the purpose of the CHAIR/CEO’s and CFO’s Bonus Incentive Program award calculation.

Description	(in thousands)

Total Company GOP, As Reported	$102,632

Adjustments:

Add: Impact of increase in Allowance for Credit Losses on Core Bank Loans due to COVID	15,930

Add: Impact of Early Termination Penalties on FHLB Advances	2,108

Subtract: Impact of decrease in Allowance for Credit Losses on RPG line-of-credit product from 01/01/2020 – 12/31/2020	(4,357)

Total GOP Adjustments	13,681

Total Company GOP, As Adjusted	$116,313

If the Company had not incurred these impacts to total Company GOP during 2020, the Total Company GOP would have achieved the “Mid-Level” objective for the year and bonuses for the CHAIR/CEO and CFO would have been paid out at the 85% “Mid-Level” objective.  In light of the extraordinary nature of these items, the CHAIR/CEO recommended to the Compensation Committee, and the Compensation Committee concurred, to exercise its discretion to modify the incentive bonus compensation and pay bonuses to these NEOs and other executive officers at the 70% level. Both NEOs and other executives will also have the opportunity to receive an additional 15% in 2021 and, in effect, fully realize the “Mid-Level” bonus compensation amount should Traditional Bank loan charge-offs remain at an amount the CHAIR/CEO and Compensation Committee deem acceptable during the first half of 2021.

Bonus Incentive Compensation Program Award for PRES/RPG. Unlike other NEOs, whose goals are based on the Company’s fiscal year of January 1 through December 31, for 2020 the PRES/RPG originally had goals based on RPG’s seasonally-based measurement period from July 1, 2019 through June 30, 2020.

The incentive bonus compensation potential for the PRES/RPG is tied to the Republic Processing Group (“RPG”) GOP. For the 2020 measurement period, the RPG GOP objectives were set at the following:

●	“Entry Level” objective was set at $34 million (66.7% of the “Maximum Level”);
●	the “Mid-Level” objective was set at $36 million (83% of the “Maximum Level”); and,
●	the “Maximum Level” was set at $40 million.

Due to various business disruptions caused by the pandemic that impacted RPG during the 2019-2020 performance period, the Compensation Committee, at the CHAIR/CEO’s recommendation in determining the PRES/RPG’s compensation, gave additional credit for TRS loan loss recoveries up until September 30, 2020 for loans previously charged off by TRS during the first half of the 2020 calendar year. Conversely, the Compensation Committee, at the CHAIR/CEO’s recommendation, reduced RPG GOP for a benefit it had received during 2020 related to a reduction in its loan loss allowance for a line of credit product. RPG’s adjusted GOP considered for bonus measurement purposes is summarized in the table below.

Description	(in thousands)

RPG GOP, As Reported	$32,715

Adjustments:

Add: Recoveries from 07/01/2020 – 09/30/2020 of previously charged off Easy Advance loans	4,272

Subtract: Impact of net Allowance for Credit Losses decrease on RPG line of credit product from 07/01/2019 - 06/30/2020	(3,634)

RPG GOP Adjustments	638

RPG GOP, As Adjusted	$33,353

RPG GOP, as adjusted, equaled 98% of its “Entry Level” target for the year.  In light of the extraordinary nature of these items set forth above, the CHAIR/CEO recommended to the Compensation Committee, and the Compensation Committee concurred, to exercise its discretion to modify the incentive bonus compensation and pay a bonus to this NEO of $210,000 representing 58% of the “Maximum Level” rather than the “Entry Level” payout of 66.7%.

Bonus Incentive Compensation Program Award for EVP/CMBO. The Incentive Bonus Compensation Program for the EVP/CMBO consisted of two separate components for the overall maximum incentive compensation potential for 2020. The total “Maximum Level” Bonus Incentive Compensation Program award for the EVP/CMBO is $275,000, which the EVP/CMBO achieved in 2020.

The first component was based upon the Company’s Warehouse Lending segment’s attainment of various levels of GOP as described in the table below, with a minimum bonus of $50,000 for Warehouse Lending GOP up to $12.0 million and a sliding scale upward in $25,000 increments up to a maximum bonus of $175,000 for Warehouse Lending GOP of $16.0 million and above. For 2020, Warehouse Lending obtained a GOP of over $16.0 million resulting in the EVP/CMBO receiving an award at the “Maximum Level” of $175,000 under the Warehouse Lending component of the Bonus Incentive Compensation Program.

Warehouse GOP	Bonus Potential
$0 - $10,999,999	$—
$11,000,000 - $11,999,999	$50,000
$12,000,000 - $12,999,999	$75,000
$13,000,000 - $13,999,999	$100,000
$14,000,000 - $14,999,999	$125,000
$15,000,000 - $15,999,999	$150,000
$16,000,000 & Above	$175,000

The second component focused on the Company’s mortgage loan production, with the actual bonus awarded upon whichever calculation provided the higher bonus award to the EVP/CMBO. One potential bonus calculation was based on overall Company mortgage loan production and the second potential bonus calculation was based on the mortgage loan production of mortgage loan officers (the “MLO Production”) reporting to the EVP/CMBO and his direct reports, i.e., excluding from the overall Company mortgage loan production any revenue generated by the banking centers and private banking group.

For the Company’s mortgage loan production, the following table describes the “Entry Level,” “Mid-Level,” and “Maximum Level” for the EVP/CMBO’s Bonus Incentive Compensation Program.

Payout Level	Total Company Production	Bonus Potential
Entry Level	$675,000,000 - $749,999,999	$50,000
Mid-Level	$750,000,000 - $824,999,999	$75,000
Maximum Level	$825,000,000 & Above	$100,000

For the Company’s MLO Production, the following table describes the “Entry Level,” “Mid-Level,” and “Maximum Level” for the EVP/CMBO’s Bonus Incentive Compensation Program.

Payout Level	MLO Production	Bonus Potential
Entry Level	$450,000,000 - $549,999,999	$50,000
Mid-Level	$550,000,000 - $649,999,999	$75,000
Maximum Level	$650,000,000 & Above	$100,000

For 2020, the Company’s total mortgage loan production was greater than $825.0 million resulting in the EVP/CMBO receiving an award at the “Maximum Level” of $100,000 under this component of the EVP/CMBO’s Bonus Incentive Compensation Program.

Bonus Incentive Compensation Program Award for PRES. The PRES did not receive an incentive bonus compensation award for 2020, as his $325,000 bonus for 2020 was guaranteed as part of his Employment Agreement.

Additional Considerations Regarding the Bonus Incentive Compensation Program. Participants in the Company’s Bonus Incentive Compensation Program described above agree that during their employment or service with Republic and for certain periods following the date of termination of employment or service for whatever reason, they will not (i) solicit or divert or attempt to divert from Republic or its affiliates, any current or targeted customer or business and (ii) directly or indirectly, solicit to employ or engage, offer employment or engagement to, hire, employ, or engage any employees or independent contractors of Republic or any of its affiliates.

The Compensation Committee also considered and determined that the Company’s incentive compensation for all employees follows practices as set forth in applicable regulatory guidance regarding incentive compensation.

Company stock performance is not a component of evaluation for the purpose of NEO cash incentive compensation nor has it typically been considered in determining the amount of equity-based incentives to grant each

NEO. Republic’s stock is not actively traded and thus may be subject to market fluctuations beyond the reasonable control of management.

Ultimately, the Compensation Committee believes that reasonable and consistent earnings over time will translate into appropriate and favorable stock performance. The Compensation Committee’s policies are not designed to encourage Republic’s NEOs to manage the Company on a quarter-to-quarter time horizon or even over a one-year time period. Investment in capital improvements, product development, and new market expansion can act to reduce short-term profits while providing for a larger future, longer-term profit potential and/or provide for the long-term soundness and sustainability of the Company’s operations and, thus, its long-term profit potential. All of these factors are considered by the Compensation Committee in its subjective annual evaluation process and deliberations.

The Company’s Stock Incentive Plan and Non-Employee Director and Key Employee Deferred Compensation Plan. The Company’s primary form of equity-based incentive compensation has historically been stock options and restricted stock awards. This form of compensation was historically used by the Company due to previously favorable accounting and tax treatment. Stock option and restricted stock awards are also granted by the Company’s competitors and the Compensation Committee believes stock option and restricted stock awards have been an expectation of business executives in Republic’s marketplace. Despite the ramifications from the adoption of the Financial Accounting Standards Board (“FASB”) ASC Topic 718, the Compensation Committee believes that stock option awards, as well as restricted stock awards, and Performance Stock Units (“PSUs”) constitute a favorable retention factor and enhance the Company’s ability to maintain the employment of its high performing executives. Additionally, Republic’s equity-based incentive agreements provide that for certain periods following the date of termination of employment or service for whatever reason, participants in the Stock Incentive Plan will not (i) solicit or divert or attempt to divert from Republic or its affiliates, any current or targeted customer or business and (ii) directly or indirectly, solicit to employ or engage, offer employment or engagement to, hire, employ, or engage any employees or independent contractors of Republic or any of its affiliates. The Company’s equity-based incentive agreements also have confidentiality requirements which act to protect the Company’s proprietary information. A violation of those provisions allows the Company to require a forfeiture of equity-based incentives or the profits derived from the sale of that stock if sold. All equity-based incentive agreements have a change in control provision providing for immediate vesting of any unexercised stock options, and full vesting of restricted stock if employment ends, other than for cause following a change in control, and PSUs are deemed earned at the target level if a change in control occurs before performance is otherwise measured.

In the view of the CHAIR/CEO and the Compensation Committee, the significant stock holdings of the CHAIR/CEO and his related interests provide material executive motivation to not only preserve but to grow shareholder value, particularly long-term shareholder value. Therefore, stock awards have not been traditionally awarded to the CHAIR/CEO.

Any equity incentives for NEOs are typically recommended to the Compensation Committee by the CHAIR/CEO. In choosing the date for the grant of equity incentives, the Compensation Committee gives no consideration to market events, as any relationship between the equity incentive date and the price of the Company’s stock on that date is strictly coincidental.

The Company’s 2015 Stock Incentive Plan provides for stock option grants and various types of stock awards, including restricted stock, restricted stock units and performance stock units. For 2020, the Compensation Committee approved certain NEO equity incentive awards pursuant to the 2015 Stock Incentive Plan. The CHAIR/CEO declined to accept any stock incentive awards in 2020. The date for the strike price of stock options was the close of business on March 10, 2020 at $35.92 per share. In addition, 3,000 nonqualified stock options were awarded to each of the 2020 NEOs, except for the CHAIR/CEO and PRES, whose stock option award is discussed below. Fifty percent of the 2020 stock options become exercisable four (4) years from the issue date and the remaining fifty percent become exercisable five (5) years from the issue date.

As contemplated by his 2020 Employment Agreement, the PRES was awarded a nonqualified stock option with a fair market value of approximately $425,000, as determined by the Black Scholes pricing model, that was to be made within 30 days after the effective date of the PRES’s employment and that would fully vest on December 31, 2023. Additionally, per the Employment Agreement, for 2021 and each year thereafter during its term, the PRES will be granted three tranches of awards as a long-term incentive in the following amounts and categories with each award being subject to three-year cliff vesting:

●	Restricted Stock for a number of shares determined based on Fair Market Value at the date of the grant of $200,000;
●	PSUs for an amount of stock, if target performance is achieved, that would have a value as of the PSU grant date of $200,000, and which will be settled after one year of performance, by issuance of restricted stock, which vests three years after the PSU grant based on the extent to which performance criteria established by the Bank are achieved; and
●	a number of nonqualified stock options with a value (determined using a Black Scholes model) at grant of $200,000.

All options granted under the 2020 Employment Agreement are exercisable for a one-year period after the vesting date and all equity awards are generally subject to a two-year hold on sale from the exercise or vesting date.

At its January 27, 2021 meeting, the Compensation Committee awarded executive officers, including the CFO and PRES/RPG, various equity awards designed to provide long term incentives. One such award was a PSU described above for the PRES. In addition, these officers were awarded 5,000 nonqualified stock options, with three-year vesting that were exercisable for a one-year period after vesting.  Performance objectives for the PSUs (including those made under the 2020 Employment Agreement to the PRES) are to be measured in early 2022 against threshold, target and maximum performance levels, based on the achievement of return on average asset (“ROAA”) and efficiency ratio metrics as compared to the Bank’s peer group published by the Federal Financial Institutions Examination Council (“FFIEC”) in its December 31, 2021 Uniform Bank Performance Report (“UBPR”).  After determination of the earned PSUs under these criteria, each executive will be issued restricted stock in 2022, which will vest as of December 31, 2023, if employment continues to that date.

Finally, the PRES, CFO, PRES/RPG, and other executive officers, were granted restricted shares on January 27, 2021 with a vesting date of December 31, 2023. The Board and Compensation Committee also set stock ownership guidelines for the PRES, CFO, and PRES/RPG requiring them to own two times their base salaries in Company stock within five years from January 2021.  All shares of stock issued under the PSUs or as restricted stock must be held by the officer for a period of two years after the vesting date, and all shares issued under the nonqualified stock options must be held for a period of two years following the exercise date.

Also, on January 27, 2021, in furtherance of its long-term incentive objectives, the Board approved Change in Control Agreements with certain executive officers, including the CFO and PRES/RPG. These agreements include two (2) year noncompete, non-solicitation and confidentiality clauses that apply whether or not a change in control occurs, and which restrictive covenants are incorporated into and part of each equity award.

To further tie executives’ interests with those of the Company’s shareholders, stock reserved for issuance under the Stock Incentive Plan is also used to cover payment in stock under the Company’s Non-Employee Director and Key Employee Deferred Compensation Plan, which provides for matching of executives’ deferrals. Both voluntary deferrals and such matching are deemed to be invested in Class A Common Stock. Cash dividend equivalents with respect to deferred amounts are converted into stock equivalents on a quarterly basis.

The Company’s Acquisition Bonus Plan. In addition to the incentive potential described above, certain NEOs may qualify under the Company’s Acquisition Bonus Plan for an additional incentive bonus to be determined by the CHAIR/CEO and approved by the Company’s Compensation Committee relating to Company or Bank acquisitions.

The purpose of the Acquisition Bonus Plan is to reward the job performance of associates of the Company, including certain NEOs, who materially participate in the negotiation, consummation, and transition of an acquisition or merger and contribute to the long-term profitability of the acquisitions, whether through an asset purchase, stock purchase, merger, or other corporate transaction. The Company may engage in acquisitions from time to time, and each acquisition may have a specific bonus incentive program subject to the provisions of the Acquisition Bonus Plan.

The bonus incentive pool, with respect to each acquisition, will be in an amount not to exceed $2,000,000, the amount determined by the Company’s CHAIR/CEO within sixty (60) days of the closing of each acquisition and subject to the approval of the Compensation Committee.

The determination of the amount of Acquisition Bonus Plan awards that may be paid to any individual will be based on performance criteria as determined by the Compensation Committee. Where applicable, the performance targets may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, all as determined by the Compensation Committee. The performance targets may include a threshold level of performance below which no payment will be made, levels of performance at which specified payments will be made, and a maximum level of performance above which no additional payment will be made. Each performance target shall be determined in accordance with GAAP, if applicable, and shall be subject to certification by the Compensation Committee provided that the Compensation Committee shall have the authority to adjust such targets in recognition of extraordinary items or other items that may not be infrequent or unusual, but which may have inconsistent effects on performance.

The Acquisition Bonus Plan is administered by the Compensation Committee. The Compensation Committee has delegated to the CHAIR/CEO of the Company the authority, subject to such terms as the Compensation Committee shall determine, to perform such functions, including administrative functions, except that the Compensation Committee may not delegate authority to an officer or employee to grant a bonus award or otherwise make determinations with respect to the officer or employee to whom the authority is delegated.

Unless otherwise specifically determined by the Compensation Committee or the CHAIR/CEO, an award under the Acquisition Bonus Plan is deemed earned and vested only with respect to a participant who remains employed at the Company and is in good standing at the time of the determination. However, under certain special conditions, this requirement may be subject to waiver by the CHAIR/CEO.

During 2020, there were no acquisitions that triggered the Acquisition Bonus Plan.

Post-Employment Benefits. As further described under the heading “Post-Employment Compensation” in this proxy statement the Company had Officer Compensation Continuation Agreements with the CHAIR/CEO and the CFO (collectively the “2020 Agreements”) as of December 31, 2020. On January 27, 2021, the Board approved Change in Control Severance Agreements for other executive officers, including the PRES/RPG, EVP/CMBO, and an amendment and restatement to replace the 2020 Agreement for the CFO (collectively, the “2021 Agreements”). The 2020 Agreements provide to an NEO, who is terminated other than for cause or for who leaves for good reason shortly in anticipation or within 24 months following a change in control, a lump sum equal to up to 24 months of the NEO’s base salary and continued benefits for 24 months, payment for any legal fees incurred to enforce this agreement, and accelerated vesting on all stock options and stock appreciation rights as well as assignment to the executive of any Bank-owned life insurance policy on the NEO’s life.

The 2021 Agreements provide to an NEO who is terminated other than for cause or who leaves for good reason within 24 months following a change in control, the following:

1)	Pay to the executive of the unpaid balance of the executive’s full base salary through the date of termination;
2)	Severance compensation equal to two times the executive’s base salary plus the average bonus paid to the executive officer in the prior three years, payable in installments over the 24 months following termination;
3)	Pay as incurred to reimburse the executive for all legal fees and expenses incurred by the executive resulting from the termination;
4)	Cause all stock options and stock appreciation rights held by the executive, immediately prior to the termination, to become immediately exercisable;
5)	Maintain in full-force and effect, for the benefit of the executive for two years following the date of termination, participation in all employee welfare benefit plans of the Company or Bank; and
6)	Assign to the executive any assignable interest in any life insurance policy the Company owns on the executive’s life.

Payments under the 2021 Agreements are conditioned on the executive signing a release of any claims the executive may have against the Company, Bank or officers or directors.

The PRES is not a party to a 2020 or 2021 Agreement but as part of his Employment Agreement dated April 24, 2020, the PRES is entitled to receive post-employment compensation if his employment is terminated without cause or he resigns for good reason (including a resignation following the failure to appoint him CEO of the Bank before

January 1, 2022) before April 1, 2022 or in connection with a change of control that occurs prior to January 1, 2022, as follows:

1)	severance equal to one-year’s base salary, payable in regular payroll installments over a one-year period;
2)	payment of his annual bonus target, initially set at $500,000, also payable in regular payroll installments over one-year period;
3)	the immediate vesting of his nonqualified stock option granted in 2020;
4)	the immediate vesting of all restricted stock and PSUs granted in January 2021; and
5)	the continued participation of the PRES for 12 months in all employee welfare benefit plans in which the PRES was participating immediately prior to his termination.

If the PRES attains the CEO position of the Bank on or before January 1, 2022, it is the Bank’s intent to offer a new Change in Control Severance Agreement on terms similar to those described above for the 2021 Agreements for other NEOs.

The Company deems these post-employment severance agreements necessary for the maintenance of sound management and essential to protecting the best interests of the Company and its shareholders. The agreements are intended to encourage the NEOs to remain in the employment of the Company and to continue to perform their assigned duties without distraction in the face of potentially disruptive events that would normally surround a Company change in control. Potential payments and benefits under these arrangements have no bearing on the Compensation Committee’s deliberations regarding all other compensation elements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

Craig A. Greenberg, Chair

Laura M. Douglas

Ernest W. Marshall, Jr.

Susan Stout Tamme

Mark A. Vogt

DIRECTOR COMPENSATION

Non-employee Directors of the Company and the Bank received fees of $3,000 for each board meeting attended and fees ranging from $500 to $750, based on the particular committee, for each committee meeting attended. The committee chairperson was paid a fee of $1,000 to $1,500 per committee meeting attended. All Company and Bank non-employee Directors who were directors as of its regularly scheduled March 18, 2020 board meeting were each awarded 300 shares of Class A Common Stock on the day of that meeting. In addition, Heather V. Howell, Susan Stout Tamme, and Mark A. Vogt were each awarded a one-time fee of $10,000 for their participation in the recruitment and hiring process for the Bank’s new President, Logan M. Pichel.

At its November 18, 2020 meeting, the Board voted to increase Director compensation. As of January 1, 2021, the Directors will receive the following:

●	an annual $25,000 stock retainer;
●	an annual stock retainer of $10,000 for committee chairs;
●	a fee of $4,000 per Board meeting; and
●	a fee of $1,000 per committee meeting.

On occasion, brief, typically single-issue meetings are held for which there is no compensation.

Non-employee Directors have the option of allocating their stock awards and fees into the Non-Employee Director and Key Employee Deferred Compensation Plan. Amounts deferred in the Non-Employee Director and Key Employee Deferred Compensation Plan are deemed to be invested in Class A Common Stock. Cash dividend equivalents with respect to deferred amounts were converted into stock equivalents on a quarterly basis during 2020. The Company does not make matching contributions for amounts deferred by the Directors. Compensation paid or deferred to Directors of Republic during 2020 for services as a Director of Republic were as follows:

DIRECTOR COMPENSATION

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
	Fees Earned or Paid in Cash (2)	Stock Awards (2, 3)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation (4)	Total
Name (1)	($)	($)	($)	($)	($)	($)	($)
Ronald F. Barnes	35,750	9,153	—	—	—	—	44,903
Campbell P. Brown	15,000	9,153	—	—	—	—	24,153
Laura M. Douglas	32,000	9,153	—	—	—	—	41,153
David P. Feaster	22,000	9,153	—	—	—	69,526	100,679
Craig A. Greenberg	31,250	9,153	—	—	—	—	40,403
Heather V. Howell	35,250	9,153	—	—	—	—	44,403
Ernest W. Marshall, Jr.	23,625	9,153	—	—	—	—	32,778
William P. Mulloy, II	24,000	9,153	—	—	—	—	33,153
George Nichols, III	7,500	—	—	—	—	—	7,500
W. Kenneth Oyler, III	26,750	9,153	—	—	—	—	35,903
Michael T. Rust	26,000	9,153	—	—	—	—	35,153
R. Wayne Stratton	10,500	9,153	—	—	—	—	19,653
Susan Stout Tamme	38,000	9,153	—	—	—	—	47,153
Mark A. Vogt	37,750	9,153	—	—	—	—	46,903

(1)	Steven E. Trager, A. Scott Trager, and Andrew Trager-Kusman, who served as Directors in 2020, are not included in this table as they are executive officers and received no additional compensation for their services as Directors. The compensation received by Steven E. Trager and A. Scott Trager is included in the "Summary Compensation Table."
(2)	Of these stock awards and fees, the Directors deferred the entire amount earned, except for (1) Ronald F. Barnes who was paid $10,000 in cash with the balance being deferred, (2) Laura M. Douglas who was paid $16,000 in cash and received 300 shares of Class A Common Stock with the balance being deferred, (3) David P. Feaster who was paid $22,000 in cash and received 300 shares of Class A Common Stock with the balance being deferred, (4) Ernest W. Marshall, Jr. who was paid $6,000 in cash with the balance being deferred, (5) W. Kenneth Oyler, III who was paid $26,750 in cash with the balance being deferred, (6) R. Wayne Stratton who was paid $5,250 in cash with the balance being deferred, and (7) Susan Stout Tamme who received 300 shares of Class A Common Stock with the balance being deferred. George Nichols, III became a Director in September 2020, subsequent to the issuance of the Director stock award.
(3)	Reflects 300 shares of Class A Common Stock awarded in 2020. Amount shown represent the aggregate grant date fair values computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions used in determining these values, see Note 17 of the financial statements in the Company’s 2020 Form 10-K.
(4)	Amount reflects monthly payments of $5,000, along with expenses and monthly dues to a Florida country club for consulting services as described more fully herein at “Certain Relationships and Related Transactions—Employment Relationship and Consulting Agreement with Director.”

CERTAIN INFORMATION AS TO MANAGEMENT

The following table contains information concerning the compensation received by Republic’s CHAIR/CEO, its CFO, and its other three most highly compensated EOs for the fiscal year ended December 31, 2020:

2020 SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal		Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Steven E. Trager (CHAIR/CEO)	2020	425,000	—	—	—	175,000	—	39,717	639,717
	2019	394,000	—	—	—	157,500	—	40,073	591,573
	2018	382,502	—	—	—	185,000	—	39,830	607,332

Logan M. Pichel (PRES)	2020	350,000	325,000	—	424,997	—	—	112,224	1,212,221
	2019	—	—	—	—	—	—	—	—
	2018	—	—	—	—	—	—	—	—

Kevin D. Sipes (CFO)	2020	354,055	—	12,416	—	122,500	—	47,496	536,467
	2019	343,743	—	—	—	98,000	—	48,243	489,986
	2018	333,731	—	114,900	—	125,000	—	39,942	613,573

William R. Nelson (PRES/RPG)	2020	382,538	—	12,416	—	210,000	—	37,128	642,082
	2019	378,750	—	—	—	270,000	—	37,781	686,531
	2018	292,013	—	574,900	—	200,000	—	21,821	1,088,734

Juan M. Montano (EVP/CMBO)	2020	326,863	—	12,416	—	275,000	—	37,896	652,175
	2019	317,343	—	—	—	100,000	—	38,551	455,894
	2018	309,000	—	114,900	—	75,000	—	30,342	529,242

(1)	Amounts shown represent annualized base salaries over the calendar year except for the PRES/RPG, which represents actual Base Salary paid over the RPG 2019-2020 fiscal year, and the PRES, which represents actual base salary paid from his start date in June 2020.
(2)	Amount reflects the guaranteed bonus required by Mr. Pichel’s 2020 Employment Agreement.
(3)	Amounts shown represent the aggregate grant date fair values computed in accordance with Accounting Standards Codification, Topic 718. For a discussion of the assumptions used in determining these values, see Note 17 of the financial statements in the Company’s 2020 Form 10-K.
(4)	The amounts in column (g) reflect incentive compensation earned during the covered year and paid on the Company’s following March incentive payout date for achievement of Company and Bank goals, except for the PRES/RPG whose incentive compensation was paid in the covered year.
(5)	Republic does not provide above-market or preferential earnings on deferred compensation. See the 2020 Nonqualified Deferred Compensation table narrative for information about deferred compensation.

(6)	For 2020, the amounts in column (i) include the following:

	401(k) Matching Contributions	Deferred Compensation Match	Life Insurance Policies	Club Memberships	Auto Allowance or Personal Use of Company Owned Vehicles	Relocation Stipend (a)	Total
Name	($)	($)	($)	($)	($)	($)	($)
Steven E. Trager (CHAIR/CEO)	11,500	—	1,396	17,221	9,600	—	39,717
Logan M. Pichel (PRES)	11,500	25,000	724	—	—	75,000	112,224
Kevin D. Sipes (CFO)	11,500	25,000	1,396	—	9,600	—	47,496
William R. Nelson (PRES/RPG)	11,500	25,000	628	—	—	—	37,128
Juan M. Montano (EVP/CMBO)	11,500	25,000	1,396	—	—	—	37,896

(a) Amount reflects a Relocation Stipend required by Mr. Pichel’s 2020 Employment Agreement.

2020 PAY RATIO DISCLOSURE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Change in Pension
Value and
Non-Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation (1)	Earnings	Compensation (2)	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Steven E. Trager (CHAIR/CEO)	2020	425,000	—	—	—	175,000	—	39,717	639,717

Median Employee	2020	50,960	—	—	—	1,692	—	2,435	55,087

(1)	The amounts in column (g) reflect incentive compensation earned during the year and paid on the Company’s following March incentive payout date for achievement of Company and Bank goals.
(2)	The amounts in column (i) include the following:

					Auto Allowance or
		Deferred			Personal Use of
	401(k) Matching	Compensation	Life Insurance	Club	Company Owned
	Contributions	Match	Policies	Memberships	Vehicles	Total
Name	($)	($)	($)	($)	($)	($)

Steven E. Trager (CHAIR/CEO)	11,500	—	1,396	17,221	9,600	39,717
Median Employee	2,294	—	141	—	—	2,435

The Company determined the median employee as of December 31, 2020. The CHAIR/CEO’s total annual compensation is approximately twelve (12) times larger than the median employee’s annual total compensation.

GRANTS OF PLAN BASED AWARDS DURING 2020

									All Other	All Other
									Stock	Option
									Awards:	Awards:
									Number of	Number of	Exercise or	Full Grant
									Shares of	Securities	Base Price	Date Fair
			Estimated Future Payouts Under Non-			Estimated Future Payouts Under Equity			Stock or	Underlying	of Option	Value of
Named Executive Officer	Grant Date	Grant Type	Equity Incentive Plan Awards			Incentive Plan Awards			Units	Options	Awards	Awards
			Threshold	Target	Maximum	Threshold	Target	Maximum
			($)	($)	($)	($)	($)	($)	(#)	(#)	($/sh)	($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Steven E. Trager (CHAIR/CEO)	01/01/2020	Annual Incentive	(1)	175,000	250,000	—	—	—	—	—	—	—

Logan M. Pichel (PRES)	06/15/2020	Stock Option	(1)	—	—	—	—	—	—	74,995	32.61	2,445,587

Kevin D. Sipes (CFO)	01/01/2020	Annual Incentive	(1)	98,000	140,000	—	—	—	—	—	—	—

Kevin D. Sipes (CFO)	03/10/2020	Stock Option	(1)	—	—	—	—	—	—	3,000	35.92	107,760

William R. Nelson (PRES/RPG)	03/10/2020	Stock Option	(1)	—	—	—	—	—	—	3,000	35.92	107,760

William R. Nelson (PRES/RPG)	11/01/2020	Annual Incentive	(1)	90,000	150,000	—	—	—	—	—	—	—

William R. Nelson (PRES/RPG)	11/01/2020	Annual Incentive	(1)	135,000	225,000	—	—	—	—	—	—	—

Juan M. Montano (EVP/CMBO)	01/01/2020	Annual Incentive	(1)	—	175,000	—	—	—	—	—	—	—

Juan M. Montano (EVP/CMBO)	01/01/2020	Annual Incentive	(1)	—	100,000	—	—	—	—	—	—	—

Juan M. Montano (EVP/CMBO)	03/10/2020	Stock Option	(1)	—	—	—	—	—	—	3,000	35.92	107,760

(1)	Represents target and maximum payout levels for awards granted under the NEO Bonus Incentive Compensation Program for 2020 performance, except for the November 2020 award for PRES/RPG which is for the 2021 measurement period. The performance goals and target payout under the Bonus Incentive Compensation Program for each NEO are described in the Compensation Discussion and Analysis. The actual amount of incentive compensation earned by each NEO is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table for the year in which it was earned. Additional information regarding the design of the NEO Bonus Incentive Compensation Program is included in the Compensation Discussion and Analysis.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2020

Option Awards						Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
									Equity
								Equity	Incentive Plan
								Incentive Plan	Awards:
			Equity Incentive			Number		Awards:	Market or
			Plan Awards:			of Shares	Market	Number of	Payout Value
	Number of	Number of	Number of			or Units	Value of	Unearned	of Unearned
	Securities	Securities	Securities			of Stock	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			That	Units of	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option		Have	Stock That	Rights That	Rights That
	Options	Options (1)	Unearned	Exercise	Option	Not	Have Not	Have Not	Have Not
	Exercisable	Unexercisable	Options	Price	Expiration	Vested	Vested	Vested	Vested
Named Executive Officer	(#)	(#)	(#)	($)	Date	(#)(2)	($)	(#)	($)

Steven E. Trager (CHAIR/CEO)	—	—	—	—	—	—	—	—	—

Logan M. Pichel (PRES)	—	74,995	—	32.61	12/31/2024	—	—	—	—

Kevin D. Sipes (CFO)	2,750	—	—	24.47	04/24/2021	3,000	108,210	—	—
	—	1,500	—	35.92	03/09/2025
	—	1,500	—	35.92	03/09/2026

William R. Nelson (PRES/RPG)	2,750	—	—	24.47	04/24/2021	3,000	108,210	—	—
	—	1,500	—	35.92	03/09/2025
	—	1,500	—	35.92	03/09/2026

Juan M. Montano (EVP/CMBO)	2,750	—	—	24.47	04/24/2021	3,000	108,210	—	—
	2,500	—	—	25.19	06/12/2021
	—	1,500	—	35.92	03/09/2025
	—	1,500	—	35.92	03/09/2026

(1)	The first exercisable date for each option listed by expiration date is as follows:

Exercisable Date	Expiration Date

04/24/2020	04/24/2021
06/12/2020	06/12/2021
12/31/2023	12/31/2024
03/10/2024	03/09/2025
03/10/2025	03/09/2026

(2)	Includes 3,000 restricted shares awarded to William R. Nelson, Juan M. Montano, and Kevin D. Sipes on March 30, 2018 that vest 50% on March 30, 2023 and 50% on March 30, 2024.

OPTION EXERCISES AND STOCK VESTED DURING 2020

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Named Executive Officer	(#)	($)	(#)	($)

Steven E. Trager (CHAIR/CEO)	—	—	—	—
Logan M. Pichel (PRES)	—	—	—	—
Kevin D. Sipes (CFO)	2,750	18,398	2,500	94,350
William R. Nelson (PRES/RPG)	2,750	47,740	2,000	75,480
Juan M. Montano (EVP/CMBO)	—	—	3,250	115,755

NONQUALIFIED DEFERRED COMPENSATION

The Compensation Committee may designate key employees as eligible to participate in the Non-Employee Director and Key Employee Deferred Compensation Plan (the “Deferred Plan”) and did so for the first time in 2018. Amounts deferred in the plan are deemed to be invested in Class A Common Stock. Cash dividend equivalents with respect to deferred amounts are converted into stock equivalents on a quarterly basis. Key employee participants may elect to defer up to 50% of base salary for an initial period of five years from the beginning of the year in which the deferral is made, with the ability to extend the deferral in additional five-year periods. The Company provides a matching program for key employee participants whereby the Company will make a matching contribution equal to up to 100% of the amount of compensation deferred by such participant under the plan, subject to an annual dollar cap established annually by the Compensation Committee. The matching amount is subject to forfeiture until it vests on December 31 of the year that is five years from the beginning of the year that the Company match is made, subject to acceleration of vesting upon death, disability or a change in control.

The “Nonqualified Deferred Compensation” table below shows the 2020 account activity for each NEO and includes each participating NEO’s contributions, Company matching contributions, earnings, withdrawals and distributions and the aggregate balance of each NEO’s total deferral account as of December 31, 2020.

(a)	(b)	(c)	(d)	(e)	(f)

				Aggregate
	Executive	Registrant	Aggregate	Withdrawals/	Aggregate
	Contributions (1)	Contributions (2)	Earnings	Distributions	Balance (3)
Named Executive Officer	($)	($)	($)	($)	($)

Steven E. Trager (CHAIR/CEO)	—	—	—	—	—

Logan M. Pichel (PRES)	25,000	25,000	6,482	—	56,482

Kevin D. Sipes (CFO)	25,000	25,000	(11,268)	—	126,133

William R. Nelson (PRES/RPG)	25,000	25,000	(7,737)	—	112,348

Juan M. Montano (EVP/CMBO)	25,000	25,000	(11,228)	—	125,977

(1)	The amounts in this column are also included in the “Summary Compensation Table” in columns (c) and (j) for the NEOs.
(2)	The amounts listed in this column related to the Deferred Plan are also included in columns (i) and (j) of the “Summary Compensation Table” for the NEOs.
(3)	The aggregate amounts shown in column (f) include the following amounts that were reported as compensation to the NEOs in the “Summary Compensation Table” in Republic’s previous proxy statements:
●	For Kevin D. Sipes, a total of $32,572 was reported (2018) and $50,000 (2019); and
●	For William R. Nelson, a total of $17,000 was reported (2018) and $50,000 (2019)

POST-EMPLOYMENT COMPENSATION

Republic entered into Officer Compensation Continuation Agreements with the CHAIR/CEO that became effective January 12, 1995 and with the CFO on June 15, 2001, each of which was amended and restated in 2008 (all collectively, “Agreements”). The Agreements provide for the payment of the present value of 24 months of the NEO’s base salary in a lump sum if, following the announcement of a potential change in control, or after an actual change in control, the NEO terminates his employment for “Good Reason” or his employment is terminated other than pursuant to death or for “Cause,” as defined in the Agreements. “Good Reason” is defined to include a material diminution in duties or demotion, material change in benefit plans or fringe benefits, a relocation outside Louisville of the Company’s executive offices or a reduction in base salary. In addition to the lump sum severance payment, the executive would receive payment for any legal fees incurred to enforce this agreement, and accelerated vesting on all stock options and stock appreciation rights as well as assignment to the executive of any Bank-owned life insurance policy on the NEO’s life and benefits provided by the Bank are to continue for 24 months, to the extent possible, or alternative benefits are to be secured.

The Agreements are automatically extended for one (1) additional year at each December 31, to maintain a three (3) year coverage period, unless Republic timely gives notice to the NEO that it elects not to extend the Agreement. Therefore, the Agreements were renewed effective as of December 31, 2020 for a term to cover any change in control that occurs within three (3) years after that date. As further described below, the CFO’s Agreement was superseded by a new change in control agreement in January 2021.

Payments under the Agreements are generally in a lump sum, but it will be delayed to the extent they are not exempt “severance” as defined in Internal Revenue Code Section 409A, until six (6) months following the NEOs separation from service from Republic and the Bank. The initial payment to the NEO will include any make up payments that would have been made to him but for the delay due to his status as a “key employee.” The Agreements limit the total value of the consideration paid to three times the five-year average of his prior taxable compensation, so as to avoid lost tax deductions or excise taxes under Internal Revenue Code Section 280G.

On January 27, 2021, the Board approved Change in Control Severance Agreements for other executive officers, including the PRES/RPG, EVP/CMBO, and the CFO (collectively, the “2021 Agreements”). The Change in Control Severance Agreement for the CFO replaced and superseded the CFO’s previous Officer Compensation Continuation Agreement. The 2021 Agreements provide to an NEO, who is terminated following a change in control, other than for cause or who resigns for good reason and who signs a release of all claims, the following:

1)	Pay to the executive of the unpaid balance of the executive’s full base salary through the date of termination;
2)	Severance compensation equal to two times the executive’s base salary plus the average bonus paid to the executive officer in the prior three years, payable in installments over the 24 months following termination;
3)	Pay as incurred to reimburse the executive for all legal fees and expenses incurred by the executive resulting from the termination;
4)	Cause all stock options and stock appreciation rights held by the executive, immediately prior to the termination, to become immediately exercisable;
5)	Maintain in full-force and effect, for the benefit of the executive for two years following the date of termination, participation in all employee welfare benefit plans of the Company or Bank; and
6)	Assign to the executive any assignable interest in any life insurance policy the Company owns on the executive’s life.

Payments under the 2021 Agreements to an executive who is a “key employee” will be delayed to the extent they are not exempt “severance” as defined in Internal Revenue Code Section 409A, until six (6) months following the executive’s separation from service from Republic and the Bank. The initial payment to an executive will include any make up payments that would have been made to the executive but for the delay due to the executive’s status as a “key employee.” The benefits under the 2021 Agreements may be reduced if they would trigger an excise tax under Internal Revenue Code Section 280G, but only if the net after tax value to the executive after such reduction is higher than it would be if the entire amount were paid and the executive paid the related excise taxes.

The 2021 Agreements also include noncompete, non-solicitation and confidentiality covenants that apply whether or not a termination triggers severance or a change in control has occurred.

For purposes of all these agreements, a change in control includes the acquisition by a person of beneficial ownership of securities representing greater voting power than held by the “Trager Family Members” as a group or a reduction to less than 25% of the combined voting power of the stock held by the “Trager Family Members.”

The PRES is not a party to a 2020 or 2021 Agreement but as part of his Employment Agreement dated April 24, 2020, the PRES is entitled to receive post-employment compensation if his employment is terminated without cause or he resigns for good reason (including a resignation following the failure to appoint him CEO of the Bank before January 1, 2022) before April 1, 2022 or in connection with a change of control that occurs prior to January 1, 2022, as follows:

1)	severance equal to one-year’s base salary, payable in regular payroll installments over a one-year period;
2)	payment of his annual bonus target, initially set at $500,000, also payable in regular payroll installments over one-year period;
3)	the immediate vesting of his nonqualified stock option granted in 2020;
4)	the immediate vesting of all restricted stock and PSUs granted in January 2021; and
5)	the continued participation of the PRES for 12 months in all employee welfare benefit plans in which the PRES was participating immediately prior to his termination.

Good Reason under this agreement includes failure to promote the PRES to CEO of the Bank prior to January 1, 2022. Assuming the PRES attains the Chief Executive Officer position of the Bank on or before January 1, 2022, it is the Bank’s intent to offer a new Change of Control agreement at that time that will include two years of base salary plus two times average bonus in the event of the occurrence of a double trigger termination, on terms similar to those then in effect for other executive officers of the Bank.

Detail of executive agreements that trigger post-employment payments, trigger events and estimated payment amount/values, including the potential spread in value that would be realized on as-yet unvested equity awards or upon accelerated vesting of deferred compensation plan matching if a change in control had occurred on December 31, 2020, are summarized in the following table. For the CFO, the PRES/RPG and the EVP/CMBO who all entered into change in control agreements with the Bank in January 2021, the table presents the estimated payment values as if those agreements were in effect on December 31, 2020.

Executive Name	Agreement Which Triggers Payments	Trigger Event	Estimated Payment Amount/Value (1)

Steven E. Trager (CHAIR/CEO)	Officer Compensation Continuation Agreement last restated in 2008	Termination of Employment after potential or actual Change in Control	$974,586	(2)

Logan M. Pichel (PRES)	Employment Agreement and equity grant agreements with accelerated vesting on Change in Control	Termination of Employment before or after Change in Control + Equity award vesting that occurs at such termination	$1,457,948	(3)

Kevin D. Sipes (CFO)	2021 Agreement – Change in Control Severance Agreement, and equity grant agreements and deferred compensation match accelerated vesting on Change in Control	Termination of Employment after Change in Control + Equity award and deferred compensation match vesting occurs at Change in Control	$1,146,816	(4)(5)

William R. Nelson (PRES/RPG)	2021 Agreement – Change in Control Severance Agreement and equity grant agreements and deferred compensation match accelerated vesting on Change in Control	Termination of Employment after Change in Control + Equity award and deferred compensation match vesting occurs at Change in Control	$1,423,965	(4)

Juan M. Montano (EVP/CMBO)	2021 Agreement - Change in Control Severance Agreement and equity grant agreements and deferred compensation match accelerated vesting on Change in Control	Termination of Employment after Change in Control + Equity award and deferred compensation match vesting occurs at Change in Control	$1,183,085	(4)

1)	Each of these agreements is described in more detail in the section above.
2)	The estimated values are determined based on the CHAIR/CEO’s agreement’s terms, and assuming a trigger event for payment occurred on December 31, 2020. Further assumes (i) the value of benefits continuing for up to 24 months was assumed to be equal to two times the Bank's cost of health, dental, life, long-term disability, 401(k), club membership dues and auto allowance for the fiscal year ending 2020 and (ii) because vesting accelerates on stock options, restricted and performance stock or stock units upon change in control, an amount equal to the closing price for the Company's stock as of the last trading date in 2020, less any exercise price due to be paid, times each NEO's total outstanding unvested awards. While the CHAIR/CEOs agreement includes a cap on the total amounts owed based on the parachute limits of Internal Revenue Code Section 280G, that cap is not expected to reduce the amounts payable.
3)	The estimated values are determined based on the PRES’s Employment Agreement’s terms, and assuming a trigger event for payment occurred on December 31, 2020. Further assumes (i) the value of benefits continuing for up to 12 months would be equal to the Bank's annualized cost of health, dental, life, and long-term disability for the fiscal year ending 2020, and (ii) because vesting accelerates on stock options, restricted and performance stock upon qualifying terminations, an amount equal to the closing price for the Company's stock as of the last trading date in 2020, less any exercise price due to be paid, times the NEO's total outstanding unvested awards. While the PRES’s agreement includes a cap on the total amounts owed based on the parachute limits of Internal Revenue Code Section 280G, that cap is not expected to reduce the amounts payable.
4)	The estimated values are determined based on the 2021 Agreements' terms, and assuming a trigger event for payment occurred on December 31, 2020. Further assumes (i) the value of benefits continuing for up to 24 months was assumed to be equal to two times the Bank's cost of health, dental, life, and long-term disability for the NEO for the fiscal year ending 2020 and (ii) because vesting accelerates on stock options, restricted and performance stock upon change in control, an amount equal to the closing price for the Company's stock as of the last trading date in 2020, less any exercise price due to be paid, times each NEO's total outstanding unvested awards. While each such Agreement includes a possible reduction on the total amounts owed based on the parachute limits of Internal Revenue Code Section 280G, no reduction is expected to apply for any of these NEOs.
5)	Total estimated payments for the CFO were calculated using the terms under the 2021 Agreement. Total estimated payments to the CFO under the terms of his 2020 Agreement, using assumptions like those described in footnote (2) above, would have been $989,483.

AUDIT COMMITTEE REPORT

The Audit Committee has furnished the following report:

It is the responsibility of management to prepare the consolidated financial statements and the responsibility of Crowe LLP, Republic’s independent registered public accounting firm, to audit the consolidated financial statements for conformity with accounting principles generally accepted in the United States of America. The Audit Committee has adopted a written charter describing the functions and responsibilities of the Audit Committee. The Audit Committee charter is available on the Company’s website at www.republicbank.com.

In connection with its review of Republic’s consolidated financial statements for 2020, the Audit Committee has:

●	Reviewed and discussed the audited consolidated financial statements with management;
●	Discussed with the independent registered public accounting firm those matters required to be discussed under Public Company Accounting Oversight Board standards, including those required by Auditing Standard No. 1301;
●	Received the written disclosures and the letter from the independent registered public accounting firm required by the independence requirements established by the Securities and Exchange Commission and the Public Company Accounting Oversight Board Rule 3520, and has discussed with the independent registered public accounting firm, the independent registered public accounting firm’s independence; and,
●	Approved the audit and non-audit services of the independent registered public accounting firm for 2020.

The Audit Committee has also discussed with management and the independent registered public accounting firm, the quality and adequacy of Republic’s internal controls and the internal audit function’s organization, responsibilities, budget, and staffing. The Audit Committee reviewed with the independent registered public accounting firm their audit plans, audit scope and identification of audit risks. The Audit Committee has procedures in place to receive and address complaints regarding accounting, internal controls, or auditing and other Company issues.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included as presented in Republic’s Annual Report on Form 10-K for the year ended December 31, 2020.

Members of the Audit Committee:

Mark A Vogt, CPA, Chair

Ronald F. Barnes

Craig A. Greenberg

Michael T. Rust

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

With respect to transactions involving the Company and its Directors, Officers, and 5% shareholders, the Audit Committee’s charter provides that it will conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval by the Audit Committee is required for all such transactions (other than transactions governed by Regulation O of the Board of Governors of the Federal Reserve System, which have received the approval of the Board of Directors of the Company’s bank subsidiary). In reviewing a related party transaction, the Audit Committee considers the material terms of the transaction, including whether the terms are generally available to an unaffiliated third party under similar circumstances. In addition, the Board of Directors is informed of such related party transactions.

Leasing Arrangements. Within the Louisville, Kentucky, metropolitan area, the Bank leases space in buildings owned by a limited liability company, MAKBE, LLC, whose managing members are the children and nephews of Steven E. Trager, and limited liability companies whose managing members are Steven E. Trager and MAKBE, LLC. See notes to the table under “Share Ownership.” The buildings include Republic Corporate Center, which serves as both the Company’s main office and administrative headquarters in Louisville, Kentucky, and is owned and leased by MAKBE, LLC, a limited liability company beneficially owned by the children and nephews of Steven E. Trager. During 2020, additional leasing relations included the Bank’s Hurstbourne Parkway banking center which is owned and leased to the Bank by Jaytee – Hurstbourne, LLC, the Bardstown Road banking center which is owned and leased to the Bank by Jaytee – Bardstown, LLC and the Springhurst banking center that is owned and leased to the Bank by Jaytee – Springhurst, LLC, and space at the Republic Plaza location is owned and leased to the Bank by Jaytee Properties II SPE, LLC. Under certain of these lease arrangements, the Bank was responsible for the fit-up and certain build out costs associated with the leased premises at those facilities. Altogether, these affiliates currently lease 223,245 square feet to the Bank and the Bank pays $395,433 per month in rent, with lease terms expiring between 2023 and 2030. The aggregate annual amount paid under these affiliate leasing arrangements in 2020 was $4,743,763. In accordance with the Audit Committee charter, each of the above leasing transactions was approved by the Board of Directors and the Audit Committee and all were determined by the Board of Directors and the Audit Committee to be on terms comparable to those that could have been obtained from unaffiliated parties.

Right of First Offer Agreement. On September 19, 2007, Republic entered into a Right of First Offer Agreement (the “Agreement”) with Teebank Family Limited Partnership (“Teebank”), and Bernard M. Trager and Jean S. Trager (collectively, the “Tragers”).

The Agreement does not restrict Teebank’s sale of shares of Republic common stock up until the trigger date (the “Trigger Date”) of the second to die of the Tragers. If Teebank desires to sell to a third party up to 1,000,000 shares of Class A Common Stock in the nine (9) months following the Trigger Date, Teebank must first offer the shares to Republic. Republic then has twenty (20) business days after the notice of a proposed sale to exercise the option, subject to satisfaction of any required regulatory notice requirements and receipt of all required regulatory approvals within sixty (60) days of the option exercise. The option exercise price is the Fair Market Value, as defined in the Agreement, of the shares on the closing date. Teebank is not required to consummate the transaction if the Fair Market Value on the closing date is less than 95% of the Fair Market Value on the date Teebank first gave notice of the proposed sale. Republic can exercise the option only if a majority of Republic’s independent directors determine at the time of exercise that the exercise is in Republic’s best interests.

The Agreement terminates on the first to occur of the following: (i) a Change in Control, as defined in the Agreement, of Republic, (ii) Republic’s duty to file reports required under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 is suspended, or (iii) fourteen (14) months following the Trigger Date. In addition, Teebank may terminate the Agreement following a material change in the anticipated impact of the estate tax laws and regulations upon the Tragers or their estates.

Employment Relationship and Consulting Agreement with Director. Director David P. Feaster served as the CEO, President and a director of Cornerstone Community Bank at the time of its merger with the Bank in 2016. From 2016 until his retirement in August 2019, Mr. Feaster served as the Bank’s Florida Market President. Upon his retirement as an employee, Mr. Feaster and the Bank entered into a consulting agreement whereby Mr. Feaster has provided consulting services on an independent contractor basis related to the Bank’s operations in Florida. In exchange for the consulting services, the Bank makes monthly payments to Mr. Feaster of $5,000, plus expenses and monthly dues to a Florida country club. Beginning January 31, 2020, the agreement provides for automatic monthly extensions, subject to termination on 30-days notice. Mr. Feaster became a director of the Bank in September 2019. For a description of director fees for the Bank’s directors, see the narrative at “Director Compensation.” During 2020, the Bank paid Mr. Feaster an aggregate of $100,679 for his services as a consultant and director of the Bank and Company. Upon the termination of the consulting services or at such time as the consulting services decline below a certain level of time commitment, Mr. Feaster is entitled to benefits under a nonqualified supplemental executive retirement benefits agreement under which he began accruing benefits beginning in 2009 while employed by Cornerstone Community Bank.

Relationships with Directors. There are no additional relationships with Republic Directors or the Director Nominees not described in this section or the subsection of this proxy statement titled “Committees of the Company’s Board.”

Indebtedness of Directors, Director Nominees, Executive Officers and Principal Shareholders. There is no absolute prohibition on personal loans to Directors, Director Nominees, or Executive Officers of insured depository institutions. However, Federal banking laws require that all loans or extensions of credit by the Bank to the Company’s or the Bank’s Executive Officers, Directors, and Director Nominees be made on substantially the same terms, including interest rate and collateral requirements, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. These loans must be of a type generally made available to the Company’s employees or the public at large. In addition, loans made to Executive Officers, Company Directors and Nominees, and Bank Directors must be approved in advance by a majority of the disinterested members of the Board of Directors as required by Regulation O.

During 2020, Directors, Director Nominees, and Executive Officers of Republic and the Bank and other persons or entities with which they are affiliated or with whom they are members of the same immediate family were customers of and had in the ordinary course of business banking transactions with the Bank. All loans included in such transactions were made in the ordinary course of business, were generally available to the public, were made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loan transactions with other persons not related to the lender, which loans did not involve more than the normal risk of collectability or present other unfavorable features as per Regulation S-K Item 404(a) Instruction 4(c).

Split Dollar Insurance Agreement. By an agreement dated December 14, 1989, as amended August 8, 1994, the Bank entered into a split-dollar insurance agreement with a trust established by the Company’s deceased former Chairman, Bernard M. Trager, which agreement the trust assigned to MAKBE, LLC in 2016. Pursuant to the agreement, from 1989 through 2002 the Bank paid $690,000 in total annual premiums on insurance policies held in the trust. The policies are joint-life policies payable upon the death of Ms. Jean S. Trager, as the survivor of her husband Bernard M. Trager. The cash surrender value of the policies was approximately $2.29 million as of December 31, 2020.

Pursuant to the terms of the trust, the Bank paid the premiums for the policies held in the trust. In connection with the assignment of, among other assets of the trust, the indebtedness of the trust to MAKBE, LLC, the beneficiaries of the trust will each receive the proceeds of the policies after the repayment of the $690,000 of indebtedness to the Bank. The aggregate amount of such unreimbursed premiums constitutes indebtedness from MAKBE, LLC to the Bank and is secured by a collateral assignment of the policies. As of December 31, 2020, the net death benefit under the policies was approximately $4.5 million. Upon the termination of the agreement, whether by the death of Ms. Trager or earlier cancellation, the Bank is entitled to be repaid by MAKBE, LLC the amount of indebtedness outstanding at that time. In July 2018, MAKBE, LLC began making quarterly payments in the amount of $25,000 to the Bank towards the liability. As of December 31, 2020, the amount owed by MAKBE, LLC to the Bank is $440,000.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires Republic’s Officers, Directors and greater than 10% beneficial owners to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers and directors are required to furnish Republic with copies of all Section 16(a) forms filed. Based solely upon review of copies of such forms received, or written representations that there were no unreported holdings or transactions, Republic believes that, for the most recent fiscal year, all Officers, Directors, and 10% beneficial owners complied with applicable Section 16(a) filing requirements on a timely basis with the following exception: David P. Feaster, Director, failed to timely file (i) a Form 4 to report a purchase of 500 shares of Class A Common Stock on May 8, 2020, (ii) a Form 4 to report a purchase of 500 shares of Class A Common Stock on May 11, 2020, and (iii) two

late Form 4 reports with respect to the automatic reinvestment of two quarterly dividend payments in 2020 on Republic shares held in Mr. Feaster’s brokerage account. Mr. Feaster filed a Form 5 on February 16, 2021 to report the four transactions.

SOLICITATION OF PROXIES

The cost of solicitation of proxies hereby will be borne by Republic. Some of Republic’s Directors and Officers who will receive no additional compensation may solicit proxies in person and by telephone, electronic media, facsimile, and mail from brokerage houses and other institutions, nominees, fiduciaries, and custodians who will be requested to forward the proxy materials to beneficial owners of the Class A Common Stock and Class B Common Stock. Republic will, upon request, reimburse such intermediaries for their reasonable expenses in forwarding proxy materials but will not pay fees, commissions, or other compensation.

PROPOSAL TWO: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company’s compensation policies and decisions are designed to promote the Company’s business strategies and the interest of its shareholders by providing incentive needed to attract, motivate and retain key executives who are critical to our long-term success as a financial institution.

Shareholders are urged to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which discusses how the Company’s compensation design and practices reflect its compensation philosophy. The Compensation Committee and the Board of Directors believe that its compensation design and practices are effective in implementing the Company’s strategic goals and business strategies.

The Company is required to submit a proposal to shareholders for a (non-binding) advisory vote to approve the compensation of our NEOs pursuant to Section 14A of the 1934 Act. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to express their views on the compensation of the NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the compensation practices described in this Proxy Statement. Accordingly, the following resolution is submitted for shareholder vote at the 2021 Annual Meeting:

“RESOLVED, that the shareholders of Republic Bancorp, Inc. approve, on an advisory basis, the compensation of its Named Executive Officers as disclosed in the Proxy Statement for the 2021 Annual Meeting, including the Summary Compensation Table and the Compensation Discussion and Analysis set forth in such Proxy Statement and other related tables and disclosures.”

As this is an advisory vote, the result will not be binding on the Company, the Board of Directors or the Compensation Committee, although the Compensation Committee will consider the outcome of the vote when evaluating the compensation program. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the approval of the compensation of the Company’s NEOs, as disclosed in this Proxy Statement.

The Board of Directors recommends that shareholders vote “FOR” the approval, on an advisory basis, of the compensation of its Named Executive Officers, as disclosed in this Proxy Statement.

PROPOSAL THREE: AMENDMENT OF THE BYLAWS TO INCREASE LIMITATIONS ON THE AUTHORIZED NUMBER OF DIRECTORS

Article IV, Section 2 of Republic's Bylaws currently provides that the authorized number of directors shall be a minimum of five and a maximum of fifteen. Currently, there are fifteen members of the Company’s Board of Directors.

At its November 18, 2020 meeting, Republic’s Board of Directors adopted, subject to shareholder approval, an amendment to the Bylaws that would increase the specified limits of the authorized number of directors from fifteen to a maximum of eighteen. This proposed Bylaw amendment will enable the Nominating Committee, with the Board of Directors’ approval, to take timely advantage of the availability of well-qualified candidates for appointment to the Board of Directors, in particular, candidates whose skills and experience will benefit Republic. If the proposed Bylaw amendment is approved by the Company’s shareholders, then following such approval the Board of Directors may increase the number of directors up to eighteen. There are currently no plans to change the number of directors.

If approved, Article IV, Section 2 of the Bylaws would be amended to read as follows:

SECTION 2. NUMBER, AGE AND TERM OF OFFICE. The number of directors shall be fixed at no less than five nor more than eighteen, with a mandatory retirement age of 72, excepting directors of record as of January 1990. A director’s age shall be determined as of December 31 of the year prior to the director’s election, i.e., a person can be elected as a director if that person is under age 72 as of December 31 of the year prior to the election.  Any director who is or reaches age 72 during the director’s term shall serve until the expiration of the director’s term and until such director’s successor is duly elected and qualified.  Directors shall be elected at the regular annual meeting of the stockholders for a term of one year and shall serve until their successors are elected and qualified or their earlier resignation or removal.

The Board of Directors recommends that shareholders vote “FOR” the amendment to Republic’s Bylaws that would increase the limitation on the maximum number of authorized directors from fifteen to eighteen.

PROPOSAL FOUR: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As previously approved by the Audit Committee, Crowe LLP was selected to serve as Republic’s independent registered public accounting firm and auditors for the fiscal year ending December 31, 2021. On behalf of Republic’s Board of Directors, the Audit Committee of the Board retained Crowe LLP to audit the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting for 2021. Crowe LLP was chosen based on its performance in prior years, its responsiveness, technical expertise, and the appropriateness of fees charged.

Crowe LLP has served as Republic’s independent registered public accounting firm since the 1996 fiscal year. The Company’s independent registered public accounting firm leases space from Jaytee-Springhurst, LLC, a limited liability company whose managing members are Steven E. Trager and MAKBE, LLC, a limited liability company whose managing members are the children and nephews of Steven E. Trager. The Company and Crowe LLP have determined that such leases constitute arm’s length transactions and comply with all applicable independence standards. Crowe LLP representatives are expected to attend the 2021 Annual Meeting and will be available to respond to appropriate shareholder questions and will have the opportunity to make a statement if they desire to do so.

We are asking our shareholders to ratify the selection of Crowe LLP as our independent registered public accounting firm for 2021. Although ratification is not required by the Company’s Bylaws or otherwise, the Board is submitting the selection of Crowe LLP to our shareholders as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of Republic and its shareholders.

The Board of Directors recommends a vote “FOR” the proposal to ratify the selection of Crowe LLP as the Company’s independent registered public accounting firm for 2021.

AUDIT FEE TABLE

Year	Audit Fees	Audit Related Fees	Tax Fees	All Other Fees

2020	$488,500	$—	$—	$42,900
2019	$418,500	$—	$—	$42,000

The Audit Committee has approved all services provided by Crowe LLP during 2020. Additional details describing the services provided in the categories in the above table are as follows:

Audit Fees

Crowe LLP charged $488,500 in fiscal year 2020 and $418,500 in fiscal year 2019 for audit fees. These include professional services in connection with the audit of the Company’s annual financial statements and its internal control over financial reporting. They also include reviews of the Company’s financial statements included in the Company’s Quarterly and Annual Reports on Form 10-Q and Form 10-K and for services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements for the fiscal years shown.

Audit Related Fees

Fees for audit-related services provided by Crowe LLP in 2020, as disclosed in the above “Audit Fee Table,” primarily include assistance with the review of various accounting standards. There were no audit related fees in 2020 or 2019.

All Other Fees

Fees for all other services provided by Crowe LLP, as disclosed in the above “Audit Fee Table,” relate to a 401(k) benefit plan audit, a mandated U.S. Department of Housing and Urban Development (HUD) Federal Housing Administration (FHA) compliance audit, and fees associated with the Company’s participation in an insurance captive in 2020 and 2019.

The Audit Committee of the Board of Directors has determined that the provision of the services covered under the caption “Audit Related Fees” above is compatible with maintaining the independent registered public accounting firm’s independence.

Pre-Approval Policies and Procedures

The Audit Committee’s charter provides that the committee will pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 which are approved by the Audit Committee before the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting.

SHAREHOLDERS’ COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders who want to communicate in writing with the Board of Directors, or specified Directors individually, may send proposed communications to Republic’s Corporate Secretary at 601 West Market Street, Louisville, Kentucky 40202. The proposed communication will be reviewed by the Audit Committee and the General Counsel. If the communication is appropriate and serves to advance or improve the Company or its performance, contains no objectionable material or language, is not unreasonable in length, and is directly applicable to the business of Republic, it is expected that the communication will receive favorable consideration for presentation to the Board of Directors or appropriate Director(s).

OTHER MATTERS

The Board of Directors does not know of any matters to be presented at the Annual Meeting other than as specified in this proxy statement. If, however, any other matters should properly come before the 2021 Annual Meeting, it is intended that the persons named in the enclosed proxy, or their substitutes, will vote such proxy in accordance with their best judgment on such matters.

SHAREHOLDER PROPOSALS

To be considered for inclusion in the proxy statement for the 2022 Annual Meeting of Shareholders, shareholders who desire to present proposals at such meeting must forward them in writing to the Secretary of Republic so that they are received at 601 West Market Street, Louisville, Kentucky 40202 no later than November 12, 2021; such proposals must comply with SEC requirements related to the inclusion of shareholder proposals in company-sponsored proxy materials. Any notice of a proposal submitted outside the process of Securities Exchange Act Rule 14a-8 that a shareholder intends to bring at our 2022 Annual Meeting of Shareholders should be submitted by January 22, 2022, and the proxies solicited by us for our 2022 Annual Meeting will confer discretionary authority to vote on any such matters without a description of them in the proxy statement for that Annual Meeting. Shareholder proposals submitted after January 22, 2022 will be considered untimely. In accordance with Republic’s Bylaws, shareholders must provide advance notice of director nominations to be made at the Annual Meeting no later than January 22, 2022.

ANNUAL REPORT

Republic’s 2020 Annual Report on Form 10-K, with certain exhibits, is enclosed with this proxy statement. The 2020 Annual Report on Form 10-K does not form any part of the material for the solicitation of proxies.

Any shareholder who wishes to obtain a copy, without charge, of Republic’s Annual Report on Form 10-K for its fiscal year ended December 31, 2020, which includes financial statements and financial statement schedules, and is required to be filed with the Securities and Exchange Commission, may contact Kevin Sipes, Chief Financial Officer, at 601 West Market Street, Louisville, Kentucky 40202.

By Order of The Board of Directors

Steven E. Trager, Chairman and Chief Executive Officer

Louisville, Kentucky

March 12, 2021

Your vote is important.  Whether or not you plan to virtually attend the Annual Meeting, we urge you to vote by submitting your proxy in advance of the meeting using one of the methods described earlier in this proxy statement under “VOTING.”

MMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online GIof ntoo welwewct.rinovneicstvoortviontge,.com/RBCAA or delete QR code and control # sc∆an the QR≈ code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/RBCAA Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. Election of Directors: For Withhold For Withhold For Withhold 01 – Ronald F. Barnes 02 – Laura M. Douglas 03 - David P. Feaster 04 - Craig A. Greenberg 05 - Heather V. Howell 06 - Ernest W. Marshall, Jr. 07 - W. Patrick Mulloy, II 08 - George Nichols, III 09 - W. Kenneth Oyler, III 10 - Michael T. Rust 11 - Susan Stout Tamme 12 - A. Scott Trager 13 - Steven E. Trager 14 - Andrew Trager-Kusman 15 - Mark A. Vogt For Against Abstain For Against Abstain 2. To, on an advisory basis, vote on the compensation of the Named Executive Officers 3. To amend the Bylaws to increase the limitation on the maximum number of authorized directors from fifteen to eighteen 4. Ratification of Crowe LLP as the independent registered public accountants for the year ending December 31, 2021. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X 4 9 5 8 3 3 03E4VB MMMMMMMMM B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below A Proposals — The Board recommends a vote FOR all Director nominees and FOR Proposal 2, 3, and 4. Annual Meeting Proxy Card1234 5678 9012 345

The 2021 Annual Meeting of Shareholders of Republic Bancorp, Inc. will be held on Thursday, April 22, 2021 at 10:00 a.m., Eastern Daylight Time, virtually via the internet at www.meetingcenter.io/265018517. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is — RBCA2021. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Notice of 2021 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting – April 22, 2021 Craig A. Greenberg and Susan Stout Tamme (the “Proxies”), or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Republic Bancorp, Inc. to be held on April 22, 2021 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposal 2, 3, and 4. For participants in the Republic Bancorp 401(k) Retirement Plan (the “Plan”), the Plan Trustee shall vote the shares for which it has not received voting direction from the Plan participants utilizing the same voting percentages derived from the Plan participants who did direct how their shares are to be voted. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.) Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. + C Non-Voting Items Republic Bancorp, Inc. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/RBCAA